Exhibit 2.1

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

STOCK PURCHASE AGREEMENT

BETWEEN

EISAI INC.

and

PBM AKX HOLDINGS, LLC

Dated as of March 29, 2016

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

i

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

TABLE OF CONTENTS

Page

Section 10.18.	No Recourse	68

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

SCHEDULES

DISCLOSURE SCHEDULES

EXHIBITS

EXHIBIT A                          Form of Transition Services Agreement

EXHIBIT B                          Supply Terms

EXHIBIT C                          Form of Note

EXHIBIT D                          Form of Security Agreement

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

v

INDEX OF DEFINED TERMS

Defined Term	Page

Accountant	4
Acquisition	1
Acquisition Proposal	39
affiliate	56
Affiliated Payment Obligor	56
Agreement	1
Ancillary Agreements	56
Business Day	57
Calendar Quarter	57
Calendar Year	57
Cap	48
Cash Payments	1
Change of Control Event	57
Chosen Courts	66
Claim Notice	47
Closing	7
Closing Date	7
Closing Payment	1
Code	14
Company	1
Company Assets	11
Company Business	57
Company Confidential Information	28
Company Contracts	14
Company Indemnitees	35
Company Intellectual Property	57
Company License Agreements	12
Compound	57
Confidentiality Agreement	28
Consent	9
Contract	57
control	56
Covington	37
Deal Communications	37
Deductible	48
Default Rate	4
Develop	57
Development	57
Diligent Efforts	58
Direct Claim	47
Disclosing Third Party	36
Drug Approval Application	58
Drug or Health Laws	17
EMA	18
Employee Benefit Plan	58
End Date	43
Enforceability Exceptions	9
Environmental Claim	58
Environmental Laws	59
Equity Interests	59
Excluded Losses	66
Excluded Losses Cap	49
Existing Stock	31
Exploit	59
Exploitation	59
Extent	56
FDA	18
FDCA	17
Financial Statements	10
First Commercial Sale	59
GAAP	11
Governmental Authorization	59
Governmental Entity	9
include	55
Including	55
Income Tax	14
Income Taxes	14
Indebtedness	59
Indemnification Objection Notice	48
Indemnification Objection Period	48
Indemnified Party	45
Indemnifying Party	45
Insolvency Event	59
Intellectual Property	60
Judgment	9
Knowledge	60
Law	9
License Agreement	60
Liens	9
Losses	44
made available	60
Manufacture	60

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Manufacturing	60
Manufacturing Technology	60
Material Adverse Effect	60
Milestone Payment	1
Milestone Payment Cap	2
Most Recent Balance Sheet	10
Most Recent Balance Sheet Date	10
Negotiation Period	39
Net Sales	62
Net Sales Information	3
Net Sales Report	3
Note	63
Notice	54
Objection Notice	3
Ongoing Trial	63
Owned Intellectual Property	63
Parties	1
Party	1
Patents	63
Payment Obligor	63
Permits	9
Permitted Liens	63
person	64
Post-Closing Tax Period	15
Pre-Closing Period	25
Pre-Closing Tax Period	14
Privileged Deal Communications	38
Proceeding	64
Product	64
Product-Specific Manufacturing Technology	64
Prohibited Jurisdiction	33
Prohibited Registered IP	33
Prohibited Registered IP Owner	33
Purchaser	1
Purchaser Affiliate	21
Purchaser Disclosure Schedule	21
Purchaser Indemnitees	44
Purchaser Material Adverse Effect	22
Registered IP	12
Related Party	64
Representatives	64
Restricted Business	64
Retained Names and Marks	30
Reversion	6
Reversion Assets	6
Reversion Assumed Liabilities	7
Reversion Notice	6
Reversion Seller	6
Sale Confidentiality Agreements	36
Sales Process	7
Security Agreement	64
Seller	1
Seller Assets	12
Seller Disclosure Schedule	8
Seller Indemnitees	45
Shares	1
Specified Domain Names	34
Specified Representations	64
Squire	37
Straddle Period	51
Subject Jurisdiction	64
Subject Territory	39
subsidiary	65
Supply Agreement	40
Tax	15
Tax Claim	53
Tax Indemnified Party	53
Tax Indemnifying Party	53
Tax Return	15
Taxes	15
Taxing Authority	15
Territory	62
Third Party	65
Third Party Claim	45
Third Party Offer Notice	39
Trademark(s)	65
Transfer Taxes	15
Transition Services Agreement	65

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

STOCK PURCHASE AGREEMENT, dated as of March 29, 2016 (this “Agreement”), between Eisai Inc., a Delaware corporation (“Seller”), and PBM AKX Holdings, LLC, a Delaware limited liability company (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller directly owns all of the issued and outstanding shares of capital stock (the “Shares”) of AkaRx, Inc., a Delaware corporation (the “Company”);

WHEREAS, Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, at the Closing, the Shares, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Seller and Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

SECTION 1.01.                    Purchase and Sale; Consideration.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the Shares.  The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition”.  In consideration for the Shares, Purchaser shall pay to Seller: (a) $5,000,000 (such amount, the “Closing Payment”), payable as set forth in Section 2.02(b), and (b) the Milestone Payments, as and to the extent provided in Section 1.02.

SECTION 1.02.                    Annual Net Sales Milestone Payments.

(a)           For each Calendar Year commencing with the first Calendar Year in which there are any Net Sales, if Net Sales for a Calendar Year fall in any of the ranges specified in the “Annual Net Sales” column of the table below, Purchaser shall, subject to this Section 1.02, pay to Seller (each such payment, a “Milestone Payment” and, collectively with the Closing Payment, the “Cash Payments”) the amount set forth in the “Milestone Payment” column of the table below opposite the Net Sales range in which Net Sales for such Calendar Year falls.

Annual Net Sales	Milestone Payment
$[***] - $[***]	$	[***]
$[***] - $[***]	$	[***]
$[***] - $[***]	$	[***]
[***]	$	[***]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Notwithstanding the foregoing, in no event shall the aggregate amount of the Milestone Payments paid to Seller hereunder exceed $135,000,000 (the “Milestone Payment Cap”).  In the event a Milestone Payment otherwise due and payable hereunder would result in an aggregate amount of Milestone Payments greater than $135,000,000 being paid to Seller, then only such portion of the applicable Milestone Payment that would result in the aggregate amount of Milestone Payments equaling $135,000,000 shall be due and payable.  Purchaser shall have the right to set off against, and deduct from, any Milestone Payments owed to Seller under this Section 1.02(a) the aggregate amount of any Services Fees and Out-of-Pocket Costs (as defined in the Transition Services Agreement) actually paid or reimbursed to Seller in cash under the Transition Services Agreement (including through payment of the principal amount of the Note) in excess of the Aggregate Expense Amount (as defined in the Transition Services Agreement) that have not previously been deducted from Milestone Payments pursuant to this sentence.  Purchaser shall not have the right to set off against, or deduct from, any Milestone Payments owed to Seller under this Section 1.02(a) any accrued interest payable under the Transition Services Agreement or the Note.

For the avoidance of doubt, (i) in no event shall more than one Milestone Payment be due and payable for any single Calendar Year, and (ii) no Milestone Payment is payable with respect to any Calendar Year if Net Sales for such Calendar Year are not at least $[***].

(b)           Purchaser shall pay Seller any Milestone Payments due and owing pursuant to Section 1.02(a) within 60 days after the end of each Calendar Year, beginning with the Calendar Year in which there first are Net Sales.

(c)           Notwithstanding anything to the contrary in this Agreement, upon the occurrence of an Insolvency Event with respect to Purchaser or any affiliate of Purchaser that controls Purchaser, 100% of the then-unpaid Milestone Payments that have become payable upon the achievement of any applicable annual Net Sales target pursuant to Section 1.02(a) shall be accelerated and become immediately due and payable; provided, however, that in a case under Title 11 of the Code, if Purchaser assumes this Agreement in accordance with Section 365 of Title 11 of the Code and cures any and all outstanding defaults, including any and all monetary and non-monetary defaults, within five Business Days of entry following an order authorizing such assumption, then any such Milestone Payments shall not be deemed accelerated in accordance with this Section 1.02(c), but shall remain due and payable in accordance with the terms and subject to the conditions set forth in Section 1.02(a) and Section 1.02(b).  Nothing in this Agreement shall be construed, explicitly or implicitly, as consent or agreement by or on behalf of Seller to any proposed action by Purchaser or any of its affiliates in a bankruptcy proceeding, including any proposed assumption, assumption and assignment or other disposition of this Agreement.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(d)           If the Payment Obligors, taken as a whole, cease to engage in the activities required to achieve Net Sales, then Purchaser shall, or shall cause a Payment Obligor to, send written notice thereof to Seller together with a detailed explanation for such cessation of activities.

SECTION 1.03.                    Net Sales Reporting.

(a)           Purchaser shall,  on behalf of itself and the other Payment Obligors to, (i) within 60 days following the date of the First Commercial Sale of a Product by or on behalf of any Payment Obligor in the Territory and within 60 days following the first day of each Calendar Year thereafter, provide to Seller an annual budget setting forth a good faith estimate of the estimated Net Sales of the Products for such Calendar Year, together with information and documentation reasonably supporting the calculations thereof if requested by Seller (for the avoidance of doubt, neither Purchaser nor any Payment Obligor shall be deemed to have made any representation, warranty or agreement with respect to any such budget or the amount of Net Sales that shall be achieved in such Calendar Year),  and (ii) within 60 days after the end of the Calendar Year in which the First Commercial Sale of a Product occurs and within 60 days after the end of each Calendar Year thereafter, deliver to Seller a report (each, a “Net Sales Report”) setting out, in reasonable detail, (A) the aggregate gross amount invoiced by Payment Obligors for the sale of Products, (B) Net Sales, (C) a description (including amounts) of all deductions used to calculate Net Sales and the calculation thereof (with amounts deducted from the aggregate gross amount invoiced set out by subclause of the definition of “Net Sales”), (D) the amount of the Milestone Payments due on such Net Sales (if any), in each case ((A), (B) and (C)), in each applicable country in the Territory during the applicable period (including such amounts expressed in local currency and as converted to United States dollars in accordance with Section 1.04).  The Net Sales Report for each Calendar Year also shall detail the amount, if any, of Services Fees and Out-of-Pocket Costs (each as defined in the Transition Services Agreement) actually reimbursed to Seller under the Transition Services Agreement in excess of the Aggregate Expense Amount (as defined in the Transition Services Agreement) that have not previously been deducted from Milestone Payments pursuant to Section 1.02(a) and the aggregate amount of such Services Fees and Out-of-Pocket Costs to be deducted from the Milestone Payment to be made for such Calendar Year (if any).

(b)           Purchaser shall, and shall cause the other Payment Obligors that are engaged in the sale of Products to, keep reasonable, correct and complete books and records pertaining to the sales of any Product (including with respect to Net Sales thereof throughout the Territory) to the extent required to calculate and verify Milestone Payments payable hereunder (“Net Sales Information”) and shall maintain the Net Sales Information until five years after the last day of the Calendar Year to which such Net Sales Information pertains.  Upon Seller’s request and subject to reasonable advance notice, Purchaser shall, and shall cause each of the other Payment Obligors engaged in the sale of any Product to, permit Seller or its Representatives to inspect their respective books and records relating to the Net Sales Reports during normal business hours in order to confirm the accuracy and completeness of the Net Sales Information and the amount of the Milestone Payments made hereunder.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(c)           Notwithstanding anything to the contrary in this Agreement, Seller shall have 60 days after receipt of a Net Sales Report pursuant to Section 1.03(a) to dispute any of the calculations therein by providing written notice thereof (including a reasonably detailed basis therefor) to Purchaser (such notice, an “Objection Notice”).  If Seller does not deliver an Objection Notice within such 60-day period, it shall be deemed to have irrevocably consented to the applicable Net Sales Report and the calculations therein.  If Seller timely delivers an Objection Notice the Parties shall work in good faith to resolve such dispute.  If the Parties are unable to resolve any such dispute within 30 days after Purchaser’s receipt of an Objection Notice, the matters remaining in dispute shall be submitted for resolution to a nationally recognized independent accounting firm to be mutually agreed upon by Seller and Purchaser (such agreed firm being the “Accountant”).  The Accountant’s determination shall be within the range of values proposed by Purchaser and Seller and the Accountant shall make such determination in accordance with this Agreement.  The decision of the Accountant shall be final and the costs of such Accountant shall be borne by the Parties in inverse proportion to the Parties’ success relative to their respective proposals and the Accountant’s final determination.  Not later than 30 days after such decision and in accordance with such decision, Purchaser shall pay the additional amounts due to Seller, with interest from the date originally due as provided in Section 1.04, or Seller shall reimburse the excess payments to Purchaser, as applicable.

(d)           All information disclosed pursuant to Section 1.03(b) or Section 1.03(c) shall be subject to the confidentiality and non-use provisions set forth in Section 5.03 and the Parties shall cause the Accountant, if any, to enter into a reasonably acceptable confidentiality agreement obligating such person to retain all financial information in confidence pursuant to such confidentiality agreement.

SECTION 1.04.                    Mode of Payment; Interest; Tax Treatment.  Purchaser shall pay to Seller the Milestone Payments by wire transfer of immediately available funds to such bank account or accounts as Seller may from time to time designate by advance written notice to Purchaser.  All payments to be made by Purchaser to Seller under this Agreement shall be made in United States dollars.  For purposes of calculating Net Sales for any Product sold in a currency other than United States dollars, the rate of exchange to be used in computing the currency equivalent in United States dollars due to Seller shall be a well-established and widely recognized rate of exchange used by Purchaser for reporting such sales for United States financial statement purposes, consistently applied.  If Purchaser fails to make any payment pursuant to this Agreement when due, any such late payment shall bear interest at a per annum rate equal to the lesser of (a) the U.S. Prime Rate, as reported in The Wall Street Journal, Eastern Edition, for the first date on which such payment was delinquent, plus two percent, and (b) the maximum interest rate permitted by applicable Law (with such rate being referred to herein as the “Default Rate”), beginning on the first date on which such payment was delinquent and ending on the date on which such payment is made, calculated based on the actual number of days such payment is overdue.  The Milestone Payments shall be treated as an adjustment to the Closing Payment for all Tax purposes, unless otherwise required by applicable Law and unless any portion of such Milestone Payment is required to be treated as interest in respect of deferred consideration for Tax purposes.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

SECTION 1.05.                    Diligent Efforts. Commencing upon the Closing Date and ending on the payment to Seller of Milestone Payments in an amount equal to the Milestone Payment Cap, Purchaser shall, shall cause each Affiliated Payment Obligor to, and shall use its commercially reasonable efforts to cause each other Payment Obligor to (i) subject to the last sentence of this Section 1.05, use Diligent Efforts to Exploit the Compound and the Products in order to achieve Net Sales and (ii) except in a manner that is consistent with the normal business practices of Purchaser and the other Payment Obligors, as applicable, not act in a manner that intentionally reduces Net Sales, including by deferring or delaying the receipt or recognition of any sales of any Product in a manner that is inconsistent with the normal business practices of Purchaser and the other Payment Obligors, as applicable; provided, however, that, subject in all cases to Purchaser’s compliance with its obligations under clause (i) of this Section 1.05, (A) Purchaser shall have the right to pursue the Exploitation of the Products in such a manner as Purchaser shall determine in good faith to be in its best interests, and (B) following (but not prior to) the First Commercial Sale, Purchaser shall have the right to discontinue or delay the Development of the Compound and Products in the event that that Purchaser reasonably determines in good faith that, notwithstanding Purchaser’s use of such Diligent Efforts, further investment in Development of Products would not be reasonably likely to generate a positive return on investment on a risk-adjusted basis.  Notwithstanding the foregoing, prior to the First Commercial Sale, Purchaser shall not discontinue or delay the Development of the Compound and Products, including by failing to pay undisputed amounts due under the Transition Services Agreement (provided, that notwithstanding anything herein to the contrary, Purchaser may discontinue or delay such Development at any time if (x) directed to do so on the basis of human safety by any Governmental Entity or the data safety monitoring board for an Ongoing Trial, (y) the Company would not be able to distribute and sell in the United States the Product that is the subject of the Ongoing Trials without infringing any Third Party’s Intellectual Property in existence as of the time of such discontinuation or delay, or (z) [***].

SECTION 1.06.                    Transfer of Products; Change of Control of the Company.  Any Change of Control of the Company or any transfer, sale, license, conveyance or other disposition of all rights in the Compound, all rights in the Products or any other material rights (including Intellectual Property) related to the Compound or a Product by any Payment Obligor shall require that the purchaser of the Equity Interests or assets of the Company pursuant to such Change of Control or the transferee or assignee of such assets or rights, respectively, agree to be bound by the obligations with respect to the Milestone Payments set forth in this Article I and shall be a Payment Obligor for all purposes under this Agreement.  Purchaser shall remain primarily responsible for the payment of the Milestone Payments to Seller notwithstanding any such transfer, sale, license, conveyance or other disposition.

SECTION 1.07.                    Cash-Free; Debt-Free.  At or immediately prior to Closing, Seller shall cause the Company (i) to pay, or make arrangements for payment of, any and all Indebtedness and all payment obligations of the Company that are accrued or otherwise due and owing as of the Closing, and (ii) to distribute any remaining cash and cash equivalents, after payment of the amounts described in clause (i) of this Section 1.07, to Seller.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

SECTION 1.08.                    Reversion Right.

(a)           Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) Purchaser (or any person who becomes a Payment Obligor pursuant to Section 1.06) breaches any of its obligations set forth in Section 1.02(a) (or a breach of Section 4.06(a) with respect to a Milestone Payment), Section 1.05 (solely with respect breaches occurring prior to the First Commercial Sale) or Section 1.06, which breach remains uncured at (or is not capable of being cured by) 5:00 p.m., Eastern Time, on the forty-fifth (45th) day following written notice of such breach to Purchaser (or the applicable Payment Obligor) by Seller, or (ii) Purchaser (or any person who becomes a Payment Obligor pursuant to Section 1.06) discontinues the Exploitation of the Compound or any Product prior to the payment to Seller of Milestone Payments in an amount equal to the Milestone Payment Cap, upon written notice (the “Reversion Notice”) to Purchaser (or the applicable Payment Obligor) by Seller (which Reversion Notice may (or may not) be provided by Seller in its sole discretion), Purchaser (or the applicable Payment Obligor) shall, and shall cause its applicable affiliates (including the Company) (Purchaser, any such Payment Obligor and their respective affiliates that own or otherwise hold any rights, interests or assets to be conveyed in the Reversion, each, a “Reversion Seller”) to, as promptly as practicable (but in any event with ninety (90) days of the Reversion Notice), sell, convey, transfer, assign and deliver, without consideration other than Seller or its designated affiliates’ assumption of the Reversion Assumed Liabilities, to Seller or its designated affiliates’, free and clear of all Liens other than Permitted Liens, all of the Reversion Sellers’ right, title and interest in or to, as of the date of the Reversion Notice, all of the following (as elected by Seller) (collectively, the “Reversion Assets”): (A) all rights and assets assigned or contributed to the Company by Seller or any of its affiliates pursuant to this Agreement or any Ancillary Agreement, (B) all Drug Approval Applications and related regulatory and safety documents and data with respect to the Compound or any Product, (C) all inventories of Products, and (D) all rights and assets to the extent assignable (including Intellectual Property, Contracts and Permits) developed or acquired (including by license) by a Reversion Seller after the Closing Date that are used primarily for or that are used in and material to the Exploitation of the Compound or the Products (the “Reversion”).  For the avoidance of doubt, in no event shall the Reversion Assets include, or the Reversion result in the transfer of, any shares of capital stock of, or any other Equity Interest in, the Company to Seller or any of its affiliates.

(b)           In connection with the Reversion, (i) the Reversion Sellers shall, jointly and severally, make representations and warranties for the benefit of Seller or its designated affiliates materially consistent with the representations and warranties set forth in Section 3.01, Section 3.02 and represent and warrant that each of the applicable Reversion Sellers has good and valid title to the Reversion Assets owned by it, free and clear of any Liens other than any Permitted Liens or any license agreements entered into prior to the date of the Reversion Notice (and shall make no other representations and warranties in connection with the Reversion), which representations and warranties shall survive until the fifth anniversary of the closing of the Reversion; (ii) the Reversion Sellers shall be responsible, at their own cost and expense, for obtaining all Consents of Third Parties (including Governmental Entities) necessary for them to consummate the Reversion; (iii) the Reversion Sellers shall provide Seller or its designated affiliates a license materially consistent with the terms of Section 5.08; (iv) the Reversion Sellers shall grant to Seller or its designated affiliates a perpetual, assignable, sublicenseable, non-exclusive, worldwide, royalty-free license to all (A) Intellectual Property held by the Reversion Sellers used in connection with the Exploitation of the Compound or the Products to the extent

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

not assignable pursuant to Section 1.07(a) and (B) assets or rights that would be Reversion Assets but for the fact that such assets or rights are incapable of being transferred pursuant to applicable Law, in each case, for the Exploitation of the Compound or the Products; (v) Seller or its designated affiliates will assume all liabilities of the Reversion Sellers arising out of the Reversion Assets (but excluding any such liabilities arising out of any noncompliance with Law or any breach or violation of or failure to perform under any Reversion Asset by any Reversion Seller) (collectively, the “Reversion Assumed Liabilities”); (vi) the Reversion Sellers shall, jointly and severally, indemnify, defend and hold harmless the Seller Indemnitees from and against, and compensate and reimburse them for, any and all Losses incurred by such Seller Indemnitees arising out of or resulting from (A) any breach of any of their representations or warranties referenced in clause (i) above or any breach of any covenants made or undertaken in connection with the Reversion and (B) any liabilities of any Reversion Seller other than the Reversion Assumed Liabilities; (vi) if not already expired or terminated, each Ancillary Agreement shall automatically terminate upon the closing of the Reversion; and (vii) each Reversion Seller and Seller or its designated affiliates shall cooperate with one another and use its commercially reasonable efforts to take or cause to be taken in an expeditious manner all actions and to do or cause to be done all things necessary or appropriate to consummate the Reversion and the related transactions contemplated by this Section 1.08(b) as promptly as practicable.

(c)           Seller’s rights under this Section 1.08 shall not limit, diminish or otherwise impair in any respect any other rights or remedies to which Seller is entitled under this Agreement with respect to any breach by Purchaser (or any person who becomes a Payment Obligor pursuant to Section 1.06) of any of its obligations set forth in Section 1.02(a) (or a breach of Section 4.06(a) with respect to a Milestone Payment), Section 1.05 or Section 1.06; provided, however, that Seller shall not be entitled to exercise its right to cause a Reversion under this Section 1.08 and recover money damages or exercise any other rights for any such breach or termination.  If at the time Seller otherwise would be entitled to deliver a Reversion Notice, Purchaser or any Payment Obligor or their respective affiliates is engaged in a bona fide process that would result in the consummation of any transaction subject to Section 1.06 (“Sales Process”), the cure period described in the first sentence of Section 1.08(a)  shall not commence unless and until the termination of such Sales Process without the consummation of any such transaction has occurred.  Purchaser (or any person who becomes a Payment Obligor pursuant to Section 1.06) shall notify Seller in writing promptly upon any such termination of a Sales Process.  In the event any such Sales Process results in the consummation of any transaction subject to Section 1.06, any Reversion Notice automatically shall be deemed withdrawn and Seller shall be entitled to pursue any rights or remedies to which Seller is entitled under this Agreement.  The occurrence of a Sales Process shall not relieve or release Purchaser or any Payment Obligor of any obligations under this Agreement or any Ancillary Agreement.

ARTICLE II

CLOSING

SECTION 2.01.                    Closing.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Covington & Burling LLP, One CityCenter, 850 Tenth Street,

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

NW, Washington, D.C. 20001, at 10:00 a.m. Eastern Time on the first Business Day following the date on which there first occurs the satisfaction (or, to the extent permitted by this Agreement, the waiver) of all of the conditions set forth in Article VI (other than any condition which by its nature is to be satisfied at the Closing, but subject to satisfaction of all such conditions at the Closing) or at such other place (including remotely), time and date as may be agreed by Seller and Purchaser; provided, however, if all of the conditions set forth in Article VI (other than any condition which by its nature is to be satisfied at the Closing) are first satisfied (or, to the extent permitted by this Agreement, waived) on or prior to March 31, 2016, the Closing shall occur on March 31, 2016.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date,” and the Closing shall be deemed to occur 12:01 a.m. Eastern Time on the Closing Date.

SECTION 2.02.                    Transactions to be Effected at the Closing.

(a)           At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, (ii) the officer’s certificate required pursuant to Section 6.02(d), (iii) the secretary’s certificate required pursuant to Section 6.02(e) and (iv) the Transition Services Agreement, duly executed by an authorized representative of Seller.

(b)           At the Closing, Purchaser shall deliver to Seller (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least two Business Days prior to the Closing Date), of an amount equal to the sum of the Closing Payment, (ii) the officer’s certificate required pursuant to Section 6.03(c), (iii) the secretary’s certificate required pursuant to Section 6.03(d) and (iv) the Transition Services Agreement, duly executed by an authorized representative of Purchaser or its applicable affiliate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the disclosure schedule of Seller (the “Seller Disclosure Schedule”).  Disclosures in any section or paragraph of the Seller Disclosure Schedule are made generally and shall not only address the corresponding Section or subsection of this Agreement, but also other Sections or subsections of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Sections or subsections.

SECTION 3.01.                    Organization.  Seller is a corporation duly incorporated and validly existing under the Laws of the State of Delaware.  Seller has all necessary corporate power and authority to own its properties and to carry on the Company Business as now conducted.

SECTION 3.02.                    Authority; Execution and Delivery; Enforceability.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Ancillary Agreements to which it will be a party and to consummate the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements.  Seller has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party and to authorize the consummation of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements. Seller has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement (other than the Supply Agreement) to which it will be a party, and (assuming the due authorization, execution and delivery by Purchaser of this Agreement) this Agreement constitutes, and each Ancillary Agreement to which it will be a party will from and after the Closing (or, in the case of the Supply Agreement, the date of its execution) (assuming the due authorization, execution and delivery thereof by the other parties thereto) constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

SECTION 3.03.                    Non-Contravention and Approvals.

(a)           The execution and delivery by Seller of this Agreement does not, and neither the execution and delivery by Seller of each Ancillary Agreement to which it will be a party nor the consummation by Seller of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements will, (i) violate its or the Company’s organizational documents, (ii) subject to obtaining the Consents set forth in Section 3.03(a)of the Seller Disclosure Schedule, result in any breach of, or constitute a default under, require notice pursuant to, or give rise to any right of termination or cancellation of, any Company Contract, (iii) cause the suspension or revocation of any Governmental Authorization, (iv) subject to obtaining the Consents referred to in Section 3.03(b) of the Seller Disclosure Schedule, violate any (A) judgment, injunction, order or decree of a Governmental Entity (“Judgment”) or (B) federal, national, foreign, supranational, state, provincial or local or administrative statute, law, ordinance, rule, code or regulation (“Law”), in either case ((A) or (B)), to which Seller or the Company is subject, or (v) result in the creation of any mortgages, liens, security interests, pledges or other encumbrances of any kind (collectively, “Liens”) (other than Permitted Liens or Liens arising from any act of Purchaser or its affiliates) upon the Shares or the properties or assets of the Company.

(b)           No consent, approval or authorization of, or registration, declaration or filing with (“Consent”), any federal, state, provincial, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”) is required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the Acquisition, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 if determined by Purchaser to be required for consummation of the Acquisition, (ii) those that may be required solely by reason of Purchaser’s or its affiliates’ (as opposed to any Third Party’s) participation in the Acquisition

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

and the other transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) those set forth in Section 3.03(b) of the Seller Disclosure Schedule.

SECTION 3.04.                    The Company.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Company has full corporate power and authority to possess and as of the Closing will possess all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (“Permits”) necessary to own its properties and to conduct the Company Business as currently conducted, other than such Permits possessed by Seller or any of its affiliates and such Permits the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Company is duly qualified and, where applicable, in good standing to do business as a foreign or extra-provincial corporation in each jurisdiction in which such qualification is necessary for the conduct of the Company Business as currently conducted by the Company, except such jurisdictions where the failure to be so qualified or, where applicable, in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Prior to the date of this Agreement, complete and correct copies of the Company’s organizational documents have been made available to Purchaser.  The Company is not in violation of any of the provisions of its organizational documents.

(b)           The Company has 1,000 authorized shares of common stock, $0.001 par value per share, of which 1,000 shares are issued and outstanding.  The Company does not have any authorized shares of preferred stock.  The outstanding shares of capital stock of the Company have been validly issued and are fully paid and non-assessable.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to any shares of capital stock of the Company or obligating the Company or any of its affiliates to issue or sell any shares of capital stock of, or any other interest in, the Company or obligating Seller or any of its affiliates to issue or sell any shares of capital stock of, or any other Equity Interest in, the Company (other than this Agreement).  There are no voting trusts or other Contracts to which Seller or the Company is a party with respect to the voting of the capital stock of the Company.  Immediately following the Closing, no person other than Purchaser will hold or have any right to receive capital stock of the Company (excluding anything resulting from any grant or other action by Purchaser or its affiliates).

(c)           The Company does not have any subsidiaries and does not otherwise own, directly or indirectly, any shares of capital stock or other Equity Interests of any other person.

SECTION 3.05.                    Financial Statements.  Prior to the date of this Agreement, the following have been made available to Purchaser: (a) the unaudited balance sheets of the Company as of March 31, 2014, September 30, 2014, March 31, 2015 and September 30, 2015, and (b) the unaudited statements of operations for each of the six month periods ended September 30, 2014 and September 30, 2015 and for each of the fiscal years ended March 31, 2014 and March 31, 2015, (c) the unaudited statements of changes in net equity for each of the six month periods ended September 30, 2014 and September 30, 2015 and for each of the fiscal years ended March 31, 2014 and March 31, 2015, and (d) the unaudited statements of cash flows for each of the six month periods ended September 30, 2014 and September 30, 2015 and for

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

each of the fiscal years ended March 31, 2014 and March 31, 2015  (collectively, the “Financial Statements”; the carve-out balance sheet of the Company as of September 30, 2015, the “Most Recent Balance Sheet”; and September 30, 2015, the “Most Recent Balance Sheet Date”).  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and on that basis fairly present, in all material respects, the financial position and results of operations and cash flows of the Company as of the dates thereof and for the respective periods indicated (subject, in the case of unaudited financial statements, to (A) changes resulting from audit adjustments, (B) the absence of footnotes and (C) any consolidating adjustments or any other adjustments described therein).  The Financial Statements may not necessarily reflect what the financial position and results of operations and cash flows of the Company would have been had the Company operated independently of Seller as of the dates or for the periods presented.  Since the Most Recent Balance Sheet Date, there has been no material change in any accounting policies, principles, methods or practices of the Company, including any change with respect to the Company’s policy for accounting for reserves (whether for bad debts, contingent liabilities or otherwise) of the Company.  To the Knowledge of Seller, no audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company.

SECTION 3.06.                    No Undisclosed Liabilities.  The Company does not have any liabilities or Indebtedness other than:

(a)           liabilities provided for in the Financial Statements or the notes thereto;

(b)           liabilities (other than liabilities for breach) under the Company Contracts;

(c)           liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet Date;

(d)           liabilities set forth in Section 3.06 of the Seller Disclosure Schedule; and

(e)           liabilities under this Agreement.

SECTION 3.07.                    Absence of Changes.  From the Most Recent Balance Sheet Date until the date of this Agreement, (a) except for matters relating to the sale of the Company, the Company Business has been conducted in the ordinary course in a manner substantially consistent with past practice, (b) there has not been a Material Adverse Effect, and (c) neither Seller nor any of its affiliates (including the Company) has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01, other than any actions that are expressly contemplated by this Agreement or any Ancillary Agreement.

SECTION 3.08.                    Title to Shares.

(a)           Seller has good and valid title to the Shares, free and clear of any Liens, and is the record owner of the totality of the Shares.  Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(b)           The Company has good and marketable title to those properties, interests in properties and assets (tangible and intangible) that are identified in Section 3.08(b)(i) of the Seller Disclosure Schedule (the “Company Assets”), all of which are owned by the Company free and clear of all Liens, except for Permitted Liens.  Those properties, interests in properties and assets (tangible and intangible) that are identified in Section 3.08(b)(ii) of the Seller Disclosure Schedule (the “Seller Assets”) are used primarily in, and material to, the conduct of the Company Business and owned by Seller.  The Company Assets and the Seller Assets, when taken together with the rights (including rights under Contracts and Drug Approval Applications), services and finished products contemplated to be provided under the Transition Services Agreement and the Supply Agreement and the employees, personnel, real property and facilities, services and administrative support provided or made available by Seller or its affiliates for the benefit of the Company Business, collectively, (i) are sufficient and adequate to carry on the Company Business as presently conducted in all material respects, and (ii) constitute all of the material property and rights presently used in the conduct of the Company Business on a basis consistent with past operations.  This Section 3.08(b) does not apply to Company Intellectual Property.

SECTION 3.09.                    Intellectual Property.

(a)           Section 3.09(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, all issued Patents and Patent applications, Trademark registrations and applications, copyright registrations and domain name registrations that are included among the Owned Intellectual Property and that have not expired or been abandoned, withdrawn or cancelled (collectively, the “Registered IP”).  To the Knowledge of Seller, (i) all Registered IP that is issued, granted or registered is subsisting, valid and enforceable and (ii) all Registered IP that is the subject of an application is subsisting.  Other than the Prohibited Registered IP and Seller Manufacturing Technology, the Owned Intellectual Property, including the Registered IP, is or as of the Closing will be owned exclusively by the Company free and clear of all Liens, except for Permitted Liens.  Upon transfer of the Prohibited Registered IP to the Company in accordance with Section 5.10(c) below, such Prohibited Registered IP will be owned exclusively by the Company free and clear of all Liens, except for Permitted Liens.

(b)           To the Knowledge of Seller, as of the date of this Agreement, none of the Registered IP that is material to the conduct of the Company Business as currently conducted is the subject of any cancellation, nullification, interference, concurrent use or opposition proceeding or other material Proceeding.

(c)           Section 3.09(c) of the Seller Disclosure Schedule lists, as of the date of this Agreement, all Contracts (other than licenses to unmodified, off-the-shelf software or any other Intellectual Property that is generally available to the public and licensed or otherwise made available pursuant to a click-wrap, shrink-wrap or similar agreement or on a subscription basis) currently in effect pursuant to which the Company (i) is granted any license, sublicense, option, or other right or interest from a Third Party with respect to any Intellectual Property that is used in and material to the conduct of the Company Business as currently conducted or (ii) has granted any license, sublicense, option or other right or interest to any Third Party with respect to

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

any Company Intellectual Property (the Contracts listed in Section 3.09(c) of the Seller Disclosure Schedule, the “Company License Agreements”).

(d)           Except as set forth in Section 3.09(d) of the Seller Disclosure Schedule: (i) as of the Closing Date, the Company will own or possess the right to use all material Intellectual Property used or held for use in the conduct of the Company Business as currently conducted; (ii) to the Knowledge of Seller, the conduct of the Company Business as currently conducted does not infringe, and as conducted in the immediately preceding four years has not infringed, any Third Party’s Intellectual Property; (iii) to the Knowledge of Seller, as of the Closing Date, the Company will own or possess the right to use all material Intellectual Property, other than the Prohibited Registered IP and Seller Manufacturing Technology, necessary to conduct the Company Business as the Company would currently propose it be conducted in the Subject Jurisdictions; and (iv) to the Knowledge of Seller, the Manufacture, import, export, promotion, marketing, commercialization, distribution and sale on the date of this Agreement and on the Closing Date by the Company or any of its affiliates in the Subject Jurisdictions of a Product containing the Compound as its sole active ingredient would not infringe any Third Party’s Intellectual Property.  This Section 3.09(d) and Section 3.09(e) constitute the sole representations and warranties of Seller under this Agreement with respect to any actual or alleged infringement by the Company of the Intellectual Property of any other person.

(e)           No Proceeding is pending or, to the Knowledge of Seller, threatened against the Company by any Third Party claiming that the conduct of the Company Business as currently conducted infringes any Intellectual Property owned by such Third Party.

(f)            To the Knowledge of Seller, no Third Party is infringing any Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Business.

(g)           No current or former employee or officer of the Company, Seller or any affiliate of Seller who has performed any Development work relating to the Compound since [***] has retained or otherwise holds any rights or interests in, or any right to be paid any royalty or other amount with respect to, any Intellectual Property that is material to the Company Business.  To the Knowledge of Seller, no other former employee or officer of the Company or any affiliate of the Company who has performed any Development work relating to the Compound has retained or otherwise holds any rights or interests in, or any right to be paid any royalty or other amount with respect to, any Intellectual Property that is material to the Company Business.

(h)           No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property since [***] or, to the Knowledge of Seller, prior to [***].

(i)            The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the Company Intellectual Property as owned, used, or held for use as of the date hereof.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(j)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Business, the Company is and during the immediately preceding [***] years has been in compliance with all applicable Laws (including (A) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder, (B) any comparable foreign Laws relating to the security or privacy of medical information, and (C) any applicable state privacy Laws), as well as its own rules, policies, and procedures, relating to privacy, data protection and the collection and use of personal information collected, used, or held for use by or on behalf of the Company.  During the immediately preceding [***] years, no claims have been asserted or, to the Knowledge of the Company, threatened against the Company alleging a violation of any Person’s privacy or personal information or data rights.  The Company has taken commercially reasonable measures to ensure that personal information collected by the Company is protected against unauthorized access, use, modification, or other misuse.

SECTION 3.10.                    Contracts.

(a)           The Company License Agreements and all Contracts (other than purchase orders issued in the ordinary course of business) to which the Company or Seller, as applicable, is a party and that are material to, and relate exclusively to, the conduct of the Company Business as currently conducted (collectively, the “Company Contracts”) are listed or otherwise identified in Section 3.10(a) of the Seller Disclosure Schedule.

(b)           The Company Contracts are valid, binding and in full force and effect with respect to the Company or Seller, as applicable, and, to the Knowledge of Seller, each other party thereto, subject, as to enforcement, to the Enforceability Exceptions. As of the date of this Agreement, neither the Company nor Seller as applicable, is in material breach or material default under any Company Contract, and, to the Knowledge of Seller, no other party to any Company Contract is in material breach or material default thereunder.  As of the date of this Agreement, neither Seller nor the Company has given any notice or received any notice terminating any Company Contract.  Complete and correct copies of all Company Contracts have been made available to Purchaser.

(c)           The Company is not party to or bound by any Contract containing any covenant, and the Company is not bound by any Judgment, (a) prohibiting, impairing or limiting in any material respect the right of the Company to engage or compete in any line of business, to make use of any Company Intellectual Property, to compete with any person or acquire any property, or to conduct the Company Business as currently conducted, (b) granting any exclusive distribution rights or (c) providing “most favored nations” or other preferential pricing terms for any Company products (including the Products).

SECTION 3.11.                    Taxes.

(a)           For purposes of this Agreement:

“Code” means the Internal Revenue Code of 1986.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

“Income Tax” or “Income Taxes” means (i) all income or franchise Taxes imposed on or measured by income, (ii) all other Taxes reported on a Tax Return that includes such Taxes and (iii) any interest, penalties and additions associated with the amounts described in clauses (i) and (ii) hereof.

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Tax” or “Taxes” means all forms of taxation imposed by any Governmental Entity, including income, profits, capital gains, duties, tariffs, franchise, property, sales, goods and services or harmonized sales taxes, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any fines, interest, penalties and additions thereto.  For the avoidance of doubt, “Tax” or “Taxes” shall not include any anti-dumping or countervailing tariffs or charges.

“Taxing Authority” means any Governmental Entity, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority or otherwise imposing any form of Taxes.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar fees and Taxes arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

(b)           (i) All Tax Returns required to be filed pursuant to the Code or applicable state, provincial, local or foreign Laws by or on behalf of the Company for Pre-Closing Tax Periods have been timely filed and such Tax Returns are complete and correct in all material respects, (ii) all Taxes due with respect to all Pre-Closing Tax Periods have been paid in full by the due date thereof, (iii) as of the date of this Agreement, no material claims have been asserted in writing with respect to any such Taxes, (iv) as of the date of this Agreement, no Liens for Taxes with respect to the assets of the Company exist (other than Permitted Liens), (v) no extensions of time to file any Tax Returns are pending, and (vi) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns required to be filed by or with respect to the Company.

(c)           The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contract, obligation, understanding or agreement to pay the Taxes of any other person or to pay the Taxes with respect to transactions relating to any other person.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(d)           No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Knowledge of Seller, threatened with respect to the Company.  Since [***], the Company has not received from any foreign, federal, state or local Tax Authority (including jurisdictions where the Company has not filed Tax Returns) any written notice indicating an intent to open an audit or other review, request for information relating to material Tax matters, or notice of material deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax Authority against the Company, in each case, other than with respect to a matter that has been resolved in full. Since [***], no claim has been made in writing by a Tax Authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)           The Company does not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), as a transferee or successor, by Contract, by operation of any Law or otherwise.

(f)            The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing, (ii) closing agreement (as described in Section 7121 of the Code) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) prepaid amounts received on or prior to the Closing or (v) intercompany transactions undertaken on or prior to the Closing Date.

(g)           Since [***], the Company has not engaged in any reportable transactions that were required to be disclosed pursuant to Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(h)           The Company has delivered or made available to Purchaser copies of all state and federal Tax Returns that relate solely to the Company (including any amendments thereto) that relate to Taxes for the immediately preceding five Tax years.

SECTION 3.12.                    Litigation.  As of the date of this Agreement, (a) there are not any Proceedings pending or, to the Knowledge of Seller, threatened against the Company and (b) the Company is not party or subject to or in default under any unsatisfied Judgment.  As of the date of this Agreement, there is (i) no Judgment entered or issued, or (ii) no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, in each case (i) and (ii), that seeks to, or that would reasonably be expected to, restrain, enjoin, or delay the consummation of the Acquisition or that seeks damages in connection with the Acquisition. This Section 3.12 does not relate to (a) Intellectual Property matters, which are the subject of Section 3.09, (b) Tax matters, which are the subject of Section 3.11, or (c) regulatory compliance matters, which are the subject of Section 3.14.

SECTION 3.13.                    Compliance with Laws.  The Company is, and during the immediately preceding [***] years has been, in compliance with all applicable Laws except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.  During the immediately preceding [***] years, the Company has not received any written notice from a Governmental Entity that alleges the Company or the Company’s conduct of the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Company Business violates or has violated any applicable Law.  During the immediately preceding [***] years, the Company has timely (taking into account all applicable grace periods and available cure rights) filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by it under applicable Laws.  Each such filing complied and complies in all material respects with applicable Laws and was true, complete and correct in all material respects as of the date of submission, and any legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Entity. This Section 3.13 does not relate to Tax matters, which are the subject of Section 3.11.

SECTION 3.14.                    Regulatory Compliance.

(a)           The Compound is being, and since [***] has been, Developed, Manufactured and Exploited in compliance in all material respects with the applicable requirements under (i) the Federal Food, Drug and Cosmetic Act (the “FDCA”), (ii) all other Laws of the United States, European Union and Japan governing the Development, Manufacture and Exploitation of drug products, including those governing research, development, investigational use, marketing approval, record keeping, reporting, testing, manufacturing, storage, importation, transportation, handling, distribution or export of pharmaceutical products, and (iii) all binding rules and regulations issued under such Laws, including those relating to good laboratory practice, good clinical practice, record keeping, establishment registration or licensing, investigational use, marketing approval, filing of reports, protection of human subjects, humane care and use of laboratory animals, and good manufacturing practice (the “Drug or Health Laws”).  The Compound was, prior to [***], Developed, Manufactured and Exploited in compliance with the applicable requirements under the Drug or Health Laws, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(b)           As of the date of this Agreement, the Company or Seller possesses, and as of the Closing the Company or Seller will possess, all Drug Approval Applications necessary for the Company to conduct the Company Business as currently conducted and such Drug Approval Applications are in full force and effect.  As of the date of this Agreement, no Proceeding is pending or, to the Knowledge of Seller, threatened against Seller in connection with or related to the Compound, the Products or the Company Business, or the Company, regarding the violation of any Drug or Health Laws or the revocation of any Drug Approval Application held by the Company or any Drug Approval Application held by the Seller in connection with or related to the Compound, the Products or the Company Business.  Neither the Company nor Seller is in material violation of any Drug or Health Laws or the terms of any Drug Approval Application held by it for use in the Company Business.

(c)           All human clinical trials relating to the Compound currently being conducted by or on behalf of the Company are being conducted in compliance in all material respects with the applicable requirements of the Drug or Health Laws, including the requirements contained in 21 C.F.R. Parts 50, 54 and 56 and all applicable requirements contained in 21 C.F.R. Part 312, and all applicable analogous foreign regulatory requirements of any Governmental Entity with jurisdiction over the Development or Exploitation of drug products in any jurisdiction outside the United States where clinical trials are being conducted.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(d)           All Manufacturing operations relating to the Compound and conducted by the Company and all Manufacturing operations relating to the Compound conducted by affiliates of the Company or, to the Knowledge of Seller, Third Parties on behalf of the Company, are being, to the extent required by Drug or Health Laws, conducted in compliance in all material respects with the Drug or Health Laws, including current Good Manufacturing Practices (cGMPs) of the United States Food and Drug Administration (the “FDA”) for drug products and all applicable analogous state or foreign regulatory requirements of any Governmental Entity in any country in which the Compound currently is Manufactured.

(e)           During the immediately preceding [***] years, neither the Company nor, solely with respect to the Company Business, Seller, has received any FDA Form 483, warning letter, untitled letter or other similar correspondence or written notice from the FDA, the European Medicines Agency (the “EMA”) or any applicable analogous U.S. or foreign Governmental Entity with jurisdiction over the Development or Exploitation of drug products alleging or asserting material noncompliance with any applicable Drug or Health Law.

(f)            Neither the Company nor, to the Knowledge of Seller, any employee of the Company or any of its affiliates who has undertaken any activities with respect to the Development, Manufacture or Exploitation of the Compound has been convicted of any crime or engaged in any conduct that in any such case has resulted, or is reasonably likely to result, in debarment under 21 U.S.C. Section 335a.

(g)           Seller has made available to Purchaser as of the date of this Agreement a complete and correct copy of each Investigational New Drug Application or the equivalent submitted to the FDA and EMA with respect to the Compound, including all supplements and amendments thereto.

(h)           The Ongoing Trials and those pre-clinical and clinical investigations, studies, tests and trials identified in Section 3.14(h) of the Seller Disclosure Schedule have been, and if still pending are being, conducted in compliance in all material respects, to the extent applicable, with applicable research protocols, good laboratory practices, good clinical practices, and all applicable Laws, including FDA standards for conducting non-clinical laboratory studies, for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and all Laws restricting the use and disclosure of health information.  No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion and, to the Knowledge of Seller, as of the date of this Agreement there are no facts that would be reasonably likely to give rise to such a termination or suspension of the Ongoing Trials.  Neither the FDA, nor any other applicable Governmental Entity, institutional review board or independent monitoring committee that has jurisdiction over, any pre-clinical or clinical trial conducted by or on behalf of the Company, to the Knowledge of Seller, has commenced or threatened to initiate any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company.  Section 3.14(h) of the Seller Disclosure Schedule lists all clinical trial investigatory sites for the Product, identifying as to each such site whether the Company has conducted an audit of such site.  All material observations resulting from such audits by the Company have been or are in the process of being remediated.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(i)            During the immediately preceding [***] years, none of Seller, the Company or any employee or agent of Seller or the Company, has made on behalf of the Company any material false statements or material omissions in any application or other submission to the FDA or other Governmental Entity with jurisdiction over the Development or Exploitation of drug products relating to the Compound or the Company Business.

(j)            The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with, or imposed by, any Governmental Entity.

SECTION 3.15.                    Books and Records.

(a)           Except to the extent such books and records relate to consideration of a strategic transaction that ultimately led to the execution and delivery of this Agreement, the books and records of the Company made available to Purchaser contain a complete and accurate copy of the resolutions adopted at all meetings of directors (including committees thereof) and shareholders and all actions by written consent since [***] through the date of this Agreement, and reflect all transactions and other corporate actions referred to in such resolutions or actions by written consent accurately in all material respects.  The books and records of the Company made available to Purchaser contain a complete and accurate copy of the resolutions adopted at all meetings of directors (including committees thereof) and shareholders and all actions by written consent from the date of incorporation of the Company through [***], and reflect all transactions and other corporate actions referred to in such resolutions or actions by written consent accurately in all material respects, except in each case where the failure of such books and records to include complete and accurate copies of such items would not reasonably be expected to have a Material Adverse Effect

(b)           Purchaser has been shown or has been provided with access to the data and records related to the clinical trials conducted by the Company, Seller or any of their affiliates or otherwise conducted with respect to the Compound that are identified in Section 3.15(b)(i) of the Seller Disclosure Schedule (the “Product Data”).  All such Product Data described in items (1) and (2) in Section 3.15(b)(i) of the Seller Disclosure Schedule are accurate and complete in all material respects.  To the Knowledge of Seller, (i) all such Product Data described in item (3) in Section 3.15(b)(i) of the Seller Disclosure Schedule are accurate and complete in all material respects as of the date on which such Product Data was created, (ii) all such Product Data described in item (4) and item (5)  in Section 3.15(b)(i) of the Seller Disclosure Schedule are accurate and complete in all material respects and (iii) all such Product Data described in item (6) in Section 3.15(b)(i) of the Seller Disclosure Schedule are accurate in all material respects as of the date on which such Product Data was created.  Except as set forth in Section 3.15(b)(ii) of the Seller Disclosure Schedule, there have been no adverse events with respect to any such clinical trials and all such clinical trials that have been completed have met their applicable end points.  Except as was made available to Purchaser or its Representatives in the electronic data room maintained by Seller in connection with the transactions contemplated hereby not less than five days prior to the Closing Date (and not subsequently removed from such electronic data room on or prior to the Closing Date), to the Knowledge of Seller, there is no information or data from any clinical trial related to the Compound that contradicts or is inconsistent with the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Product Data or that would otherwise be reasonably likely to affect the safety of the Products or whether any clinical trial related to the Compound meets or met its applicable end point.

SECTION 3.16.                    Bank Accounts.  The Company does not maintain any bank or brokerage accounts.

SECTION 3.17.                    Employment Matters.  The Company does not have any employees or any Employee Benefit Plans.  The Company is in compliance in all material respects with all Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours and Employee Benefit Plans.

SECTION 3.18.                    Environmental Matters.  The Company is in compliance in all material respects with all Environmental Laws applicable to the conduct of the Company Business.  There is no Environmental Claim pending or, to the Knowledge of Seller, threatened against the Company or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, except for such Environmental Claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19.                    Related Party Transactions.  Except as set forth on Section 3.19 of the Seller Disclosure Schedule, the Company is not indebted to any affiliate of Seller or other Related Party (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company. Section 3.19 of the Seller Disclosure Schedule further sets forth each Contract under which the Company has obligations to Seller or its affiliates.

SECTION 3.20.                    Insurance.  Seller maintains, on behalf of the Company, policies of insurance and bonds of the type and in the amounts that are commercially reasonable for persons conducting businesses or owning or leasing assets similar to those of the Company.  All such policies and bonds are in full force and effect, all premiums due and payable to date under all such policies and bonds have been paid.  There is no claim pending under any such policies or bonds, in each case, with respect to the Company or the Company Business, as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  As of the date of this Agreement, Seller has not received any notice of cancellation or non-renewal of any such policies or bonds from any of its insurance carriers (except for customary notices of cancellation in advance of scheduled expiration), nor to the Knowledge of Seller, is the termination of any such policies or bonds threatened.

SECTION 3.21.                    Product Liability.  As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Seller, threatened against the Company arising out of any injury to individuals or property as a result of the use of the Compound.

SECTION 3.22.                    Brokers and Finders.  Other than [***], no investment banker, broker, finder, financial advisor or other financial intermediary that has been retained by or is authorized to act on behalf of Seller or any of its affiliates that is entitled to any fee or commission in connection with the Acquisition.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

SECTION 3.23.                    Purchaser’s Representations.  Seller acknowledges and agrees that, other than the representations and warranties of Purchaser specifically contained in Article IV, there are no representations or warranties of Purchaser or any other person either expressed, statutory or implied with respect to Purchaser, or the transactions contemplated hereby or by the Ancillary Agreements (except as may be included in such Ancillary Agreements), individually or collectively (except for the representations and warranties of Seller in this Article III).  Seller, together with and on behalf of its affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and Seller, together with and on behalf of its affiliates and Representatives, acknowledges and agrees that Purchaser and its affiliates (including, after the Closing, the Company) have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any person.  Notwithstanding anything in this Section 3.23 or otherwise in this Agreement to the contrary, nothing in this Section 3.23 or otherwise set forth in this Agreement shall in any way limit any claim by Seller or any Seller Indemnitee arising out of or relating to actual fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the disclosure schedule of Purchaser (the “Purchaser Disclosure Schedule”).  Disclosures in any section or paragraph of the Purchaser Disclosure Schedule are made generally and shall not only address the corresponding Section or subsection of this Agreement, but also other Sections or subsections of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Sections or subsections.

SECTION 4.01.                    Organization.  Purchaser and each affiliate of Purchaser that will be a party to any Ancillary Agreement (each, a “Purchaser Affiliate”) is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

SECTION 4.02.                    Authority; Execution and Delivery; Enforceability.  Purchaser has the requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements.  Each Purchaser Affiliate has the requisite organizational power and authority to execute the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated to be consummated by it pursuant to such Ancillary Agreements.  Purchaser has taken all organizational action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party and to authorize the consummation of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements.  Each Purchaser Affiliate will prior to the Closing have taken all organizational action required by its organizational documents to authorize the execution and delivery of the Ancillary Agreements to

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

which it will be a party and to authorize the consummation of the transactions contemplated to be consummated by it pursuant to such Ancillary Agreements.  Purchaser has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement (other than the Supply Agreement) to which it will be a party, and (assuming the due authorization, execution and delivery of this Agreement by Seller) this Agreement constitutes, and each Ancillary Agreement to which it will be a party will from and after the Closing (or, in the case of the Supply Agreement, the date of its execution) (assuming the due authorization, execution and delivery thereof by the other parties thereto) constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.  Prior to the Closing, each Purchaser Affiliate will have duly executed and delivered each Ancillary Agreement (other than the Supply Agreement) to which it will be a party, and each Ancillary Agreement to which it will be a party will from and after the Closing (or, in the case of the Supply Agreement, the date of its execution) (assuming the due authorization, execution and delivery thereof by the other parties thereto) constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.

SECTION 4.03.                    Non-Contravention and Approvals.

(a)           The execution and delivery by Purchaser of this Agreement does not, and neither the execution and delivery by Purchaser and each of the Purchaser Affiliates of each Ancillary Agreement to which it will be a party nor the consummation by Purchaser of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Agreements and by each Purchaser Affiliate of the transactions contemplated to be consummated by it pursuant to such Ancillary Agreements will, (i) violate the organizational documents of Purchaser or any Purchaser Affiliate, (ii) result in any breach of, or constitute a default under, require notice pursuant to, or give rise to any right of consent, termination or cancellation of, any Contract to which Purchaser or any Purchaser Affiliate is a party or by which any of their respective properties or assets is bound, (iii) violate any Judgment or Law to which Purchaser or any Purchaser Affiliate or their respective properties or assets are subject, or (iv) result in the creation of any Lien upon any of the properties or assets of Purchaser or any Purchaser Affiliate, except, in the case of clauses (ii) and (iii) any such items that, individually or in the aggregate, would not reasonably be expected to (x) prevent or materially impede or delay the consummation by Purchaser or any Purchaser Affiliate, as applicable, of the Acquisition and the other transactions contemplated by this Agreement or (y) have a material adverse effect on the ability of Purchaser or any Purchaser Affiliate to perform its or their obligations under this Agreement and the Ancillary Agreements (each of clauses (x) and (y), a “Purchaser Material Adverse Effect”).

(b)           No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser or any Purchaser Affiliate in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Acquisition, other than (i) those that may be required solely by reason of Seller’s or Seller’s affiliates’ (as opposed to any Third Party’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements and (ii) those, individually or in the aggregate, the failure of which to obtain or make would not,

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.04.                    Litigation.  As of the date of this Agreement, (a) to the knowledge of Purchaser, there are not any Proceedings pending or threatened in writing against Purchaser or any of its affiliates or (b) there are not any outstanding Judgments against Purchaser or any of its affiliates, that in any such case ((a) or (b)), would reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

SECTION 4.05.                    Compliance with Laws.  Purchaser is aware of applicable Laws relating to the Exploitation of the Compound and any Products, and, immediately as of the Closing, Purchaser is capable of complying in all material respects with such applicable Laws in connection with its efforts to Develop and Manufacture the Compound.

SECTION 4.06.                    Availability of Funds; Solvency.

(a)           Purchaser has cash on hand that is sufficient to enable it to pay the Closing Payment to Seller and consummate the Acquisition and the other transactions contemplated by this Agreement to be consummated at the Closing, and Purchaser has provided Seller with  reasonable evidence that Purchaser has such cash on hand.  At each time any Milestone Payment becomes due, Purchaser will have cash available that will be sufficient to enable it to pay the applicable Milestone Payment.

(b)           Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, including the payment of all amounts required to be paid by Purchaser and its affiliates at the Closing, and assuming the accuracy of the representations and warranties made by Seller in Article III, none of Purchaser or its subsidiaries (including the Company) will (i) be insolvent (because (A) such person’s financial condition is such that the sum of its debts is greater than the present fair saleable value (determined on a going concern basis) of its assets, (B) the present fair saleable value (determined on a going concern basis) of such person’s assets will be less than the amount required to pay such person’s probable liability on its debts as they become absolute and matured or (C) such person is unable to pay all of its debts in the ordinary course of business as and when they become due and payable), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as such debts become absolute and matured.

SECTION 4.07.                    Securities Act.  The Shares are being acquired for investment only and not with a view to any public distribution thereof.  Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.  Purchaser understands and acknowledges that the Shares have not been registered under the Securities Act of 1933, the Securities Exchange Act of 1934, or any state securities Law and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to (a) the terms of an effective registration statement under the Securities Act of 1933 and the Shares are registered under any applicable state or foreign securities Laws or (b) an exemption from registration under the Securities Act of

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

1933, and any applicable state or foreign securities Laws.  Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933.

SECTION 4.08.                    Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other financial intermediary that has been retained by or is authorized to act on behalf of Purchaser or any of its affiliates that is entitled to any fee or commission in connection with the Acquisition.

SECTION 4.09.                    Seller’s Representations; Independent Investigation.

(a)           Purchaser acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in Article III, there are no representations or warranties of Seller or any other person either expressed, statutory or implied with respect to the Company or the Shares, including with respect to any of the Company’s rights or assets or the Compound, or the transactions contemplated hereby or by the Ancillary Agreements (except as may be included in such Ancillary Agreements), individually or collectively (except for the representations and warranties of Purchaser in this Article IV).  Purchaser, together with and on behalf of its affiliates and Representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and Purchaser, together with and on behalf of its affiliates and Representatives, acknowledges and agrees that Seller and its affiliates (including, before the Closing, the Company) have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any person.  Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that, except as set forth in Article III or otherwise expressly set forth in this Agreement, none of Seller, its affiliates or their respective Representatives makes any representations or warranties relating to (i) the maintenance, repair, condition, design, performance or marketability of any right or asset of the Company, including with respect to title, merchantability or fitness for a particular purpose, validity, enforceability or non-infringement, (ii) the operation of the Company or its business by Purchaser after the Closing or (iii) the probable success or profitability of the Company or its business after the Closing.

(b)           Except as expressly set forth in any representation or warranty in Article III or otherwise expressly set forth in this Agreement, Purchaser acknowledges and agrees that no person, including the Purchaser Indemnitees, shall have any claim (whether in warranty, contract, tort (including negligence or strict liability) or otherwise) or right to indemnification pursuant to Article VIII (or otherwise) with respect to any information, documents or materials made available or otherwise furnished to or for Purchaser, its affiliates or their respective Representatives by Seller, any of its affiliates (including the Company), or any of their respective Representatives, including any financial projections or other statements regarding future performance or the Development of the Compound, the “teaser” regarding, among other things, the Company and its business provided to Purchaser, its affiliates or their respective Representatives and any other information, documents or materials, whether oral or written, made available to Purchaser, its affiliates or their respective Representatives in any “data room,” management presentation, “break-out” discussions, responses to questions submitted on behalf of Purchaser, its affiliates or their respective Representatives or otherwise furnished to Purchaser,

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

its affiliates or their respective Representatives in any form in expectation of the transactions contemplated hereby.

(c)           Purchaser, its affiliates and their respective Representatives have received and may continue to receive from Seller, its affiliates (including the Company) and their respective Representatives certain estimates, projections and other forecasts for the Company and certain plan and budget information.  Purchaser acknowledges that these estimates, projections, forecasts, plans and budgets, and the assumptions on which they are based, were prepared for specific purposes and may vary significantly from each other.  Further, Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, its affiliates or their respective Representatives (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets) and that Purchaser is not relying on any estimates, projections, forecasts, plans or budgets made available or otherwise furnished by Seller, its affiliates (including the Company) or their respective Representatives, and Purchaser shall not, and shall cause its affiliates and their respective Representatives not to, hold any such person liable with respect thereto (whether in warranty, contract, tort (including negligence or strict liability) or otherwise).

(d)           Notwithstanding anything in this Section 4.09 or otherwise in this Agreement to the contrary, nothing in this Section 4.09 or otherwise set forth in this Agreement shall in any way limit any claim by Purchaser or any Purchaser Indemnitee arising out of or relating to actual fraud.

ARTICLE V

COVENANTS

SECTION 5.01.                    Conduct of Business.

(a)           Except for matters (1) set forth in Section 5.01 of the Seller Disclosure Schedule, (2) consented to by Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed), or (3) otherwise contemplated by the terms of this Agreement or as prohibited or required by applicable Law, from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 7.01 (the “Pre-Closing Period”), Seller shall (x) use its commercially reasonable efforts to cause the Company to conduct the Company Business in the ordinary course in a manner consistent with past practice (provided, that no action taken or not taken by Seller or its affiliates in order to comply with any requirement of clauses (i) through (ix) below shall be deemed a breach of this clause (x)) and (y) not, and shall cause its affiliates (including the Company) not to, take any of the following actions with respect to the Company or the Company Business:

(i)            adopt or propose any change to the certificate of incorporation or bylaws of the Company;

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(ii)           issue, pledge, dispose of, transfer or sell any capital stock, notes, bonds or other securities of the Company (or any option, warrant or other right to acquire the same) or redeem any of the capital stock of the Company;

(iii)          (A) acquire a business or substantially all of the assets of a business from any other person, (B) merge or consolidate with any other person or (C) adopt of plan of liquidation, dissolve, wind-up, file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy Laws;

(iv)          dispose of a material portion of the assets of the Company or subject the assets of the Company to any Lien, other than a Permitted Lien;

(v)           incur any Indebtedness, other than intercompany charges that will be settled or cancelled on or before the Closing Date in accordance with Section 5.05, or make any loans, advances, guarantees or capital contributions to, or investments in, any person;

(vi)          change any material method of accounting or accounting practice or policy used by the Company, other than such changes as are required by GAAP or a Governmental Entity;

(vii)         with respect to the Company, (A) make, revoke or change any election with respect to Taxes, (B) settle or compromise any Tax audit, claim, or assessment or any liability for Taxes, (C) file any amendment to a Tax Return, (D) enter into any closing agreement or obtain any Tax ruling or seek to change any Tax accounting period, (E) surrender any right to claim a refund of Taxes, (F) consent to any extension or waiver with respect to any Tax Claim, assessment, or liability, or (G) prepare or file any Tax Return (other than an amendment to a Tax Return) in a manner inconsistent with past practice (unless otherwise required by Law);

(viii)        (A) hire or terminate the employment of any employee of the Company, (B) increase the compensation of any employee of the Company or (C) modify or adopt any employee benefit plan of the Company;

(ix)          enter into any Company Contract or materially amend, waive any material right under or voluntarily terminate any Company Contract;

(x)           cause the Company to declare and pay any non-cash dividends or distributions; or

(xi)          agree or commit to do any of the foregoing.

(b)           Nothing contained in this Agreement is intended to give Purchaser or its affiliates, directly or indirectly, the right to control or direct the Company or its operations prior to the Closing, and nothing contained in this Agreement is intended to give Seller or any of its affiliates, directly or indirectly, the right to control or direct Purchaser’s operations.  Prior to the Closing, each of Purchaser, on the one hand, and Seller, on the other hand, shall exercise,

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

consistent with the terms and conditions of this Agreement, complete control and supervision over its and its affiliates’ respective operations.

SECTION 5.02.                    Access to Information.

(a)           During the Pre-Closing Period, Seller shall, and shall cause the Company to, afford to Purchaser and its accountants, counsel and other authorized Representatives reasonable access, upon reasonable prior notice during normal business hours, to (i) the books and records of the Company, and (ii) subject to the other provisions of this Section 5.02(a), personnel of the Seller who have materially participated in the Development of the Product; provided, however, that, with respect to the books and records, such access may be provided through an electronic data room; provided, further, however, that such access does not interfere or disrupt the normal operations of Seller or any of its affiliates (including the Company).  All requests for information made pursuant to this Section 5.02(a) shall be directed to such person or persons as may be designated by Seller, and Purchaser shall not directly or indirectly contact any officer, director, employee, agent or Representative of any of Seller or any of its respective affiliates (including the Company) without the prior approval of such designated person(s), which consent shall not be unreasonably withheld, conditioned or delayed.  Neither the auditors and independent accountants of Seller or its affiliates (including the Company) nor the auditors and independent accountants of Purchaser and its affiliates shall be obligated to make any work papers available to any person under this Agreement, unless and until such person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  If so reasonably requested by Seller, Purchaser shall, and shall cause its affiliates (as applicable) to, enter into a customary joint defense agreement with Seller or its affiliates with respect to any information to be provided to Purchaser pursuant to this Section 5.02(a) that is protected by any privilege, including the attorney-client privilege.

(b)           After the Closing Date, Seller shall grant to Purchaser such access to financial records and other information in Seller’s or its affiliates’ possession related to the conduct of business of the Company and such cooperation and assistance in each case as shall be reasonably required to enable Purchaser to operate the business of the Company, complete its legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters.  Purchaser shall promptly reimburse Seller for Seller’s (or Seller’s affiliates’) reasonable out-of-pocket expenses associated with requests made by Purchaser under this Section 5.02(b), but no other charges shall be payable by Purchaser to Seller in connection with such requests.  After the Closing Date, Purchaser shall grant to Seller such access to financial records and other information in Purchaser’s, its affiliates’ or in the Company’s possession related to the conduct of business of the Company as shall be reasonably required to enable Seller to complete its legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters.  Seller shall promptly reimburse Purchaser for Purchaser’s (or Purchaser’s affiliates’) reasonable out-of-pocket expenses associated with requests made by Seller under this Section 5.02(b), but no other charges shall be payable by Seller to Purchaser in connection with such requests.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(c)           Purchaser acknowledges and agrees that prior to making any books or records available to Purchaser, Seller or its affiliates may redact any portions thereof that relate to Seller or any of its affiliates (other than the Company) and that do not relate to the Company, the Company Business, the Compound or any Product.

(d)           If Seller or its affiliates (including the Company), on the one hand, and Purchaser or any of its affiliates, on the hand, are adverse parties in a Proceeding, no information disclosed or provided pursuant to this Section 5.02 may be used by the Party requesting such information in such Proceeding.

(e)           Purchaser hereby agrees that, during the Pre-Closing Period, neither it nor any of its affiliates or Representatives is authorized to contact, and shall not contact, any licensor, licensee, competitor or supplier of or to the Company Business or any other Third Party that carries out any portion of the Company Business with respect to the Compound, the Company Business, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion.

(f)            Nothing contained in this Section 5.02 shall obligate Purchaser, Seller or any of their respective affiliates (including the Company) to, in its absolute and sole discretion, (i) breach any duty of confidentiality owed to any person (whether such duty arises contractually, statutorily or otherwise) or any Contract with any other person or violate any applicable Law, (ii) waive any privileges, including the attorney-client privilege, or (iii) cause significant competitive harm to the Company or its business if the transactions contemplated hereby are not consummated.  In the event any information is withheld pursuant to this Section 5.02(f), the party withholding such information shall (x) provide notice (which may be oral) to the requesting party of its exercise of its right to withhold information pursuant to this Section 5.02(f), which notice shall include a brief description of the information withheld and the grounds upon which it is being withheld with the fullest level of detail as Seller is reasonably able to provide without falling within the scope of any of clauses (i) through (iii) immediately above, and (y) to the extent lawful and reasonably practicable, use commercially reasonable efforts to establish an arrangement to make such information available to the requesting party without having such effect (and to provide the requesting party with such information pursuant to such arrangement).

SECTION 5.03.                    Confidentiality.

(a)           Purchaser acknowledges that the information provided to it and its affiliates in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement, including pursuant to Section 5.02(a) and Section 5.02(b), is subject to the terms of a Mutual Confidential Disclosure Agreement, dated June 29, 2015, between PBM Capital Group, LLC and Seller (the “Confidentiality Agreement”), and the parties thereto shall comply with and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with all their respective obligations thereunder.  Purchaser and Seller acknowledge and agree that the Confidentiality Agreement shall survive the Closing and remain in full force and effect thereafter pursuant to its terms.  Effective upon, and only upon, the Closing, the Confidential Information (as defined in the Confidentiality Agreement) that relates solely to the Company or the Company Business (“Company Confidential Information”) shall

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

become Purchaser’s Confidential Information (as defined in the Confidentiality Agreement) and shall be governed by the terms of the Confidentiality Agreement as if such Company Confidential Information had been disclosed by Purchaser to Seller at the Closing, such Company Confidential Information was not previously known to Seller or its affiliates and such Company Confidential Information had not been independently discovered or developed by Seller or its affiliates.

(b)           Following the Closing Date, Seller shall, and shall cause its affiliates to, treat as confidential and shall safeguard any and all Company Confidential Information to the same degree as if such Company Confidential Information were subject to the terms of the Confidentiality Agreement as set forth above; provided, that Seller and its affiliates shall be permitted to disclose and use such Company Confidential Information in order to (i) comply with applicable Law and their respective regulatory, stock exchange, tax and financial reporting requirements and (ii) perform their respective obligations or exercise their respective rights or remedies under this Agreement or any Ancillary Agreement.

SECTION 5.04.                    Efforts; Regulatory and Other Authorizations; Notices and Consents.

(a)           Each of Seller and Purchaser shall, and shall cause its affiliates to, (i) use its reasonable best efforts to promptly obtain all Consents of all Governmental Entities and officials that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, (ii) reasonably cooperate with the other in promptly seeking to obtain all such Consents and (iii) provide such other information to any Governmental Entity as such Governmental Entity may request in connection herewith.  Neither Seller, on the one hand, nor Purchaser, on the other hand, may (or may permit any of their respective affiliates to), without the consent of the other Party, (x) cause any filing or submission applicable to it and the consummation of the transactions contemplated by this Agreement to be withdrawn or refiled for any reason, including to provide the applicable Governmental Entity with additional time to review any of the transactions contemplated by this Agreement, or (y) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity.

(b)           Purchaser shall not, and shall cause its affiliates not to, enter into any transaction or any Contract, whether oral or written, to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to:  (i) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (ii) obtain all Consents of Governmental Entities necessary or as may become necessary for the consummation of the transactions contemplated by this Agreement.

SECTION 5.05.                    Intercompany Matters.

(a)           The intercompany accounts relating to relationships or services as of the Closing Date between Seller or its affiliates (other than the Company), on the one hand, and the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Company, on the other hand, shall be settled in full or, at the option of Seller, but only to the extent permitted by Law, cancelled, in each case on or prior to the Closing Date.  Seller shall cause the Company, at the Closing, to have no indebtedness for borrowed money or any guarantees therefor.

(b)           Purchaser acknowledges that the License Agreement shall be terminated on or prior to the Closing Date.  In addition to the services and benefits provided under the License Agreement, Purchaser further acknowledges that the Company currently receives or benefits from those administrative and corporate services and benefits provided by Seller or its affiliates to the Company.  Purchaser further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Company as of the Closing Date, except to the extent set forth in the Transition Services Agreement.

SECTION 5.06.                    Publicity.  Other than the press release(s) to be agreed upon in writing by Purchaser and Seller and issued following the execution of this Agreement, neither of Purchaser, on the one hand, nor Seller, on the other hand, will issue or permit any of their respective affiliates to issue any press release, website posting or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules or regulations (in which case whichever of Purchaser or its affiliates or Seller or its affiliates, as applicable, are required to make the release or statement shall (i) consult with the other Party (whether or not such other Party is named in such release or statement), a reasonable time prior to its issuance to allow the other Party to comment on such release or statement in advance of such issuance, (ii) consider in good faith any comments timely provided by such other Party to such release or statement, and (iii) after such release or statement, provide the other Party with a copy thereof (or summary thereof in the case of oral statements)); provided, however, that Purchaser and its affiliates, on the one hand, and Seller and its affiliates, on the other hand, may, subject to the terms and conditions of this Agreement, make (x) internal announcements to their respective employees and communicate with Governmental Entities regarding this Agreement and the transactions contemplated hereby or by the Ancillary Agreements and (y) announcements and communications with customers, suppliers, distributors or other persons engaged in the Company Business regarding this Agreement and the transactions contemplated hereby or by the Ancillary Agreements, in the case of the preceding clause (y) to the extent such announcements or communications are consistent with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement.  If Purchaser or Seller or any of their affiliates, based on the advice of its counsel, determines that this Agreement, or any of the other Ancillary Agreements, must be publicly filed with a Governmental Entity, then such Party or its applicable affiliate, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (and any other Ancillary Agreement) which it intends to file, and will consider in good faith any comments provided by such other Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Entity of those sections specified by such other Party or its counsel for redaction and confidentiality.  Notwithstanding any other provision of this Agreement, the requirements of this Section 5.06 shall not apply to any disclosure of Seller, the Company or Purchaser of any information concerning this Agreement or the transaction contemplated hereby in connection with any dispute between the Parties

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

regarding this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby.

SECTION 5.07.                    Resignations.  Seller shall cause each director and officer of the Company to resign in such capacity, such resignations to be effective as of the Closing.

SECTION 5.08.                    Use of Retained Names and Marks; Use of Trademarks by Seller During Transition Period.

(a)           Purchaser hereby acknowledges that Seller or its affiliates (other than the Company) owns all right, title and interest in and to the trademarks, service marks, domain names, logos and names set forth in Section 5.08 of the Seller Disclosure Schedule, together with all variations and acronyms thereof and all trademarks, service marks, domain names, logos, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating, based on or associated with any of the foregoing (collectively, the “Retained Names and Marks”), and that, except as expressly provided below, any and all right of the Company to use the Retained Names and Marks shall terminate as of the Closing and to the extent any implied or express rights in any Trademark, Trademark application, or Trademark registration owned by Seller or its affiliates were conveyed to the Company, such rights shall immediately revert to Seller and its affiliates (other than the Company), along with any and all goodwill associated therewith.  Purchaser further acknowledges that it has no rights or interests, and is not acquiring any rights or interests, directly or indirectly, through the Company or otherwise, to use the Retained Names and Marks, except as expressly provided herein.

(b)           The Company, for a period of 45 days after the Closing Date, shall be entitled to use, solely in connection with the operation of the Company Business as operated immediately prior to the Closing, all of the Company’s existing stocks of product labeling, inserts and packaging in existence and used by the Company as of the Closing (collectively, the “Existing Stock”), in each case, containing the Retained Names and Marks, after which period Purchaser shall cause the removal or obliteration of all Retained Names and Marks from such Existing Stock or cease using such Existing Stock.  Upon Seller’s request, Purchaser shall, and shall cause the Company, as applicable, to promptly execute all assignment, transfer and other documents, and take all steps, in each case, that Seller believes are necessary or desirable to confirm, effectuate or otherwise evidence or record Seller’s and its affiliates’ (excluding, after the Closing, the Company) rights, title and interests in and to, and control over, the Retained Names and Marks, and Seller shall pay the associated reasonable out-of-pocket costs and expenses incurred by Purchaser.

(c)           Except as expressly provided in this Section 5.08, no right to use the Retained Names and Marks is granted by Seller or any of its affiliates to Purchaser or its affiliates (including, after the Closing, the Company), whether by implication or otherwise, and nothing hereunder permits Purchaser or its affiliates (including, after the Closing, the Company), to use the Retained Names and Marks in any manner, other than in connection with the Existing Stock as set forth in this Section 5.08, or to register or seek to register, or to permit, cause or assist any Third Party to register or to seek to register, any of the Retained Names and Marks in any jurisdiction.  Purchaser shall not, and shall cause its affiliates (including, after the Closing, the Company), not to, use the Retained Names and Marks in any manner that may damage or tarnish

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

the reputation of Seller or its affiliates (other than the Company) or the goodwill associated with the Retained Names and Marks.

(d)           Purchaser agrees that neither Seller nor any of its affiliates shall have any responsibility for claims by Third Parties to the extent arising out of, or relating to, the use by the Company of any of the Retained Names and Marks after the Closing.  In addition to any and all other available remedies, Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees from and against, and compensate and reimburse them for, any and all such claims to the extent arising out of the use of the Retained Names and Marks (i) by the Company in accordance with the terms and conditions of this Section 5.08, other than such claims that the Retained Names and Marks infringe the Intellectual Property of any Third Party; or (ii) by Purchaser or any of its affiliates (including, after the Closing, the Company) in violation of or outside the scope permitted by this Section 5.08.  Notwithstanding anything in this Agreement to the contrary, Purchaser hereby acknowledges and agrees that in the event of any breach or threatened breach of this Section 5.08, Seller shall suffer irreparable harm, and Seller, in addition to any other remedies available to it, (A) shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining Purchaser and any of its affiliates (including, after the Closing, the Company) from any such breach or threatened breach and (B) shall not be required to provide any bond or other security in connection with any such injunction, order or other relief.

SECTION 5.09.                    Contribution of Assets.  Subject to Section 5.10(d) and 5.10(g), effective as of immediately prior to the Closing, Seller, on behalf of itself and each of its affiliates, hereby contributes, assigns, transfers, conveys and delivers to the Company, all of Seller’s and such affiliates’ right, title and interest in and to all of the assets listed in Section 5.09 of the Seller Disclosure Schedule, in each case, free and clear of any Liens, other than Permitted Liens.

SECTION 5.10.                    Further Action.

(a)           On the terms and subject to the conditions of this Agreement (including Section 5.04), each Party shall use its commercially reasonable efforts (except to the extent a higher standard is provided for herein, in which case, the applicable Party shall use efforts that meet such higher standard) to take or cause to be taken in an expeditious manner all actions and to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing, to consummate the Acquisition and the transactions contemplated by this Agreement and the Ancillary Agreements and to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.  Notwithstanding the foregoing or any other provision of this Agreement, none of Seller, Purchaser or their respective affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any Consent or waiver may be required in order for the Closing to occur, except as may be expressly required under the terms of the applicable Contract or Law (which will be paid by Seller).  In addition to the foregoing, Purchaser agrees, subject to any applicable obligations of confidentiality, to provide such evidence as to its financial capability, resources and creditworthiness as may be reasonably requested by any Third Party whose Consent is sought hereunder.  Subject to mutually agreed upon confidentiality protections, each of the Parties will

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

cooperate with and furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.

(b)           On or prior the Closing Date, Seller shall prepare, execute and, if required under applicable Law, have notarized (or, as applicable, cause its affiliates to prepare, execute and, if required under applicable Law, have notarized) assignments required to transfer to the Company any Registered IP (other than Trademarks and domain name registrations) and other Owned Intellectual Property (other than Trademarks and domain names).  Within sixty (60) days after the Closing Date, Seller shall grant to the Company, effective as of the Closing Date, perpetual, assignable, sublicenseable, non-exclusive, worldwide, royalty-free licenses in any other Company Intellectual Property as may be reasonably necessary for or related to the Exploitation of the Products and the conduct of the Company Business.  Within sixty (60) days after the Closing Date, Seller shall prepare, execute and, if required under applicable Law, have notarized (or, as applicable, cause its affiliates to prepare, execute and, if required under applicable Law, have notarized) assignments required to transfer to the Company any Trademarks constituting Registered IP.  Within sixty (60) days after the Closing Date, Seller shall grant to the Company, and shall cause its applicable affiliate to grant to the Company, effective as of the Closing Date, a perpetual, assignable (but solely in connection with any assignment subject to Section 1.06), sublicenseable (but solely in connection with the conduct of the Company Business or the Exploitation of any Product), exclusive, worldwide, royalty-free license to use any Trademarks constituting Registered IP that are not transferred to the Company at or prior to the Closing, provided that such license shall automatically terminate and be of no further force or effect upon the assignment of the applicable Trademark to the Company in accordance with this Section 5.10(b).  As between Seller and its affiliates (excluding, after the Closing, the Company), on the one hand, and Purchaser and its affiliates (including, after the Closing, the Company), Seller or its applicable affiliate shall be responsible for filing such Intellectual Property assignments with applicable Governmental Entities.  Seller and its affiliates (including, after the Closing, the Company) shall pay all Third Party filing fees in connection with filing such assignments.

(c)           Notwithstanding the foregoing, to the extent that the Company or any of its affiliates reasonably believe, in good faith, that the transfer of any Registered IP set forth in Section 5.10(c) of the Seller Disclosure Schedule (the “Prohibited Registered IP”) to the Company on or prior to the Closing could jeopardize the validity of such Prohibited Registered IP or to the extent that applicable Law in any jurisdiction (each, a “Prohibited Jurisdiction”) prohibits the transfer of any Prohibited Registered IP to the Company on or prior to the Closing, Seller shall, or shall cause its affiliate that owns the Prohibited Registered IP as of the Closing Date (“Prohibited Registered IP Owner”) to, transfer to the Company, under the provisions of Section 5.10(a) and Section 5.10(b) above, any Prohibited Registered IP at such time as such transfer would not jeopardize the validity of such Prohibited Registered IP or is no longer prohibited by applicable Law in the applicable Prohibited Jurisdictions.  Within sixty (60) days after the Closing Date, Seller shall cause the Prohibited Registered IP Owner to grant to the Company, effective as of the Closing Date, a perpetual, assignable (but solely in connection with any assignment subject to Section 1.06), sublicenseable (but solely in connection with the conduct of the Company Business or the Exploitation of any Product), exclusive, royalty-free license to use the Prohibited Registered IP in the applicable Prohibited Jurisdictions.  Such license shall automatically terminate and be of no further force or effect upon the assignment of

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

the applicable Prohibited Registered IP to the Company in accordance with this Section 5.10.  With respect to any Prohibited Jurisdictions in which use of the Prohibited Registered IP must be established before such transfer may occur, Purchaser shall (i) provide written notification to Seller promptly upon commencement of the Company’s use of the Prohibited Registered IP in each Prohibited Jurisdiction; and (ii) provide Seller such information and specimens, and execute such documents, as may be necessary or appropriate to enable Seller to establish such use with the applicable Governmental Entity.

(d)           For the duration of the license contemplated by this Section 5.10 and until the Prohibited Registered IP is transferred to the Company, all goodwill generated by the Company’s use of the Prohibited Registered IP shall inure to the benefit of the Company.  To preserve the inherent value of the Prohibited Registered IP, Purchaser agrees that it shall, and shall cause the Company to, maintain the quality of the Company Business with respect to which the Prohibited Registered IP is used at a level commensurate with the standards prevailing in the industry applicable to comparable companies.

(e)           Purchaser agrees that neither Seller nor any of its affiliates shall have any responsibility:  (i) to pursue or prevent any infringement of the Prohibited Registered IP by any Third Party; or (ii) except in the event of a breach of any representation or warranty under Article III, for claims by Third Parties arising out of, or relating to, the use by Purchaser or any of its affiliates (including, after the Closing, the Company) of the Prohibited Registered IP.  In addition to any and all other available remedies, and except in the event of a breach of any representation or warranty under Article III, Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees from and against, and compensate and reimburse them for, any and all such claims that may arise out of the use of the Prohibited Registered IP by Purchaser or any of its affiliates (including, after the Closing, the Company).

(f)            Within 60 days after the Closing Date, Seller shall, at Seller’s expense, take such action as may be reasonably necessary to effect the transfer of the domain names listed in Section 5.10(f) of the Seller Disclosure Schedule (the “Specified Domain Names”), to the Company including releasing any “lock” placed on the Specified Domain Names, obtaining the authorization code and providing that code to the Company, confirming the requested transfer upon receipt of a request to do so from the registrar used by the Company for the Specified Domain Names, and executing and delivering all authorizations reasonably necessary to effectuate electronic transfer of the Specified Domain Names.  Seller shall bear all costs charged by any transferring registrar, if any, in connection with the transfer of the Specified Domain Names to Company.

(g)           Notwithstanding the foregoing, with respect to the assets listed on Section 5.10(g) of the Seller Disclosure Schedule (the “TSA Assets”), Seller shall, or shall cause its affiliate that owns the applicable TSA Asset as of the Closing Date (“TSA Asset Owner”) to retain such TSA Asset until such time as such TSA Asset is no longer required to perform any remaining obligations under the Transition Services Agreement, at which time Seller or the TSA Asset Owner shall transfer to the Company, under the provisions of Section 5.10(b), any TSA Asset.  Within sixty (60) days after the Closing Date, Seller shall cause the TSA Asset Owner to grant to the Company, effective as of the Closing Date, a perpetual, assignable (but solely in connection

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

with any assignment subject to Section 1.06), sublicenseable (but solely in connection with the conduct of the Company Business), non-exclusive, worldwide, royalty-free license to use the TSA Asset.  Such license shall automatically terminate and be of no further force or effect upon the assignment of the applicable TSA Asset to the Company in accordance with this Section 5.10.  Until the TSA Assets are transferred to the Company, all goodwill, data, Intellectual Property and other assets generated by Seller’s or the Company’s use of the TSA Asset shall inure to the benefit of and be solely owned by the Company and shall be promptly transferred to the Company upon the creation thereof (unless such goodwill, data, Intellectual Property and other asset is itself a TSA Asset, in which case it shall be transferred to the Company in accordance with and at the time specified by this Section 5.10(g)).

SECTION 5.11.                    Supplemental Disclosure.  Seller may, prior to the Closing Date, deliver to Purchaser modifications, changes or updates to the Seller Disclosure Schedule in order to disclose or take into account facts, matters or circumstances which arise or occur during the Pre-Closing Period.  No updated information provided to Purchaser in accordance with this Section 5.10(g) shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement, except for breaches of the representation and warranties which would have resulted but for such modifications, changes or updates in the Seller Disclosure Schedule where the underlying matter disclosed arises after the date of this Agreement and is contemplated by this Agreement, in which case such breach will be deemed to be cured and will not be indemnifiable under Article VIII.  No such updated information shall be taken into account in determining whether the condition set forth in Section 6.02(a) has been satisfied.

SECTION 5.12.                    Insurance.  The coverage under all insurance policies related to the Company and arranged or maintained by Seller or any of its affiliates is only for the benefit of Seller and such affiliates, and not after the Closing for the benefit of Purchaser, the Company or their respective affiliates.  As of the Closing Date, Purchaser agrees to arrange for its own insurance policies with respect to the Company covering all periods after the Closing and agrees not to seek (and to cause its affiliates, including the Company, not to seek), through any means, to benefit from Seller’s or its affiliates’ insurance policies which may provide coverage for claims relating in any way to the Company and arising after the Closing.

SECTION 5.13.                    Indemnification.

(a)           Purchaser and Seller agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors or officers of the Company (the “Company Indemnitees”) as provided in the organizational documents of the Company or in any agreement with the Company as in effect on the date of this Agreement shall survive the Closing and shall continue in full force and effect.

(b)           Purchaser shall cause the Company to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions currently existing in the organizational documents of the Company or in any indemnification agreements of the Company with any of the Company Indemnitees, in each case in effect as of the date of this Agreement, for acts or omissions occurring at or prior to the Closing.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(c)           In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person (or engages in any similar transaction) and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 5.13.  The provisions of this Section 5.13 are intended for the benefit of, and shall be enforceable by, the Company Indemnitees and their respective heirs and representatives.  The rights of all Company Indemnitees under this Section 5.13 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, applicable Law or otherwise.

(d)           During the period ending six (6) years after the Closing Date, at Seller’s sole expense, Seller shall maintain in effect its current directors’ and officers’ liability insurance covering acts or omissions of the Company’s officers and directors occurring at or prior to the Closing Date on terms with respect to such coverage, and in amount, not less favorable to such persons than those of such policy in effect on the date hereof (or Seller may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Closing Date).

SECTION 5.14.                    Seller Retained Materials.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that all of the following shall remain the property of Seller, and neither Purchaser nor any of its affiliates (including, after the Closing, the Company) shall have any interest therein: (a) all records and reports prepared or received by Seller, any of its affiliates or Representatives solely relating to the sale of the Company and the transactions contemplated hereby or by the Ancillary Agreements, including all analyses relating to the Company or Purchaser or its affiliates so prepared or received, and (b) all confidentiality agreements with prospective purchasers of the Company or any portion thereof, and all bids, expressions of interest and related materials received from Third Parties, in each case, with respect to the sale of the Company (“Sale Confidentiality Agreements”).  In addition, Seller shall have the right to retain copies of the documents, materials and data relating to the Company and the conduct of the Company Business prior to the Closing Date, all of which shall become subject to the terms of the Confidentiality Agreement pursuant to Section 5.03.  In the event that Purchaser reasonably believes that any Sale Confidentiality Agreement above has been breached, Purchaser may provide Seller with written notice of such suspected breach, which notice shall include a reasonable description of why Purchaser believes such a breach has occurred, including the identity, if reasonably ascertainable, of the person that Purchaser reasonably believes disclosed or otherwise used confidential information regarding the Compound or Company Business (the “Disclosing Third Party”).  Promptly following its receipt of any such notice, Seller shall inform Purchaser whether it or any of its affiliates entered into a Sale Confidentiality Agreement with the Disclosing Third Party with respect to the sale of the Company.  If Seller did enter into a Sale Confidentiality Agreement with the Disclosing Third Party, Seller shall, at the reasonable direction and sole cost and expense of Purchaser, enforce its rights under such Sale Confidentiality Agreement with respect to such suspected breach, provided, that Seller shall not have any obligation to commence a Proceeding against such Disclosing Third Party.  In the event Purchaser reasonably directs Seller to commence a Proceeding against such Disclosing Third

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Party and Seller elects not to commence such a Proceeding, Seller shall cooperate with Purchaser to provide Purchaser with all of the rights necessary to commence such Proceeding and enforce the Sale Confidentiality Agreement against the Disclosing Third Party.  Purchaser shall not have the right to settle any such Proceeding or resolve any claims therein, in either case, if such settlement or resolution would adversely affect any rights of Seller or any of its affiliates under any such Sale Confidentiality Agreement in a respect that is unrelated to the Compound or the Company Business.  Purchaser shall reimburse Seller for its reasonable out-of-pocket fees and expenses incurred by it in connection with the enforcement of Seller’s rights under such Sale Confidentiality Agreement with respect to such suspected breach to the extent requested or otherwise approved by Purchaser.

SECTION 5.15.                    Solvency After Closing.  After the Closing, Purchaser agrees that it shall not, and that it shall cause its affiliates (including the Company) not to, take or fail to take any action that could result in a determination pursuant to applicable Law that, after giving effect to the transactions contemplated by this Agreement (or after giving effect to such transactions and to such other subsequent actions or omissions), Purchaser or any of its affiliates (including the Company) (a) was insolvent at the time of the Closing, (b) became insolvent as a result of the transactions contemplated by this Agreement, (c) was left with unreasonably small capital with which to engage in its business or (d) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Closing Payment or the Milestone Payments may be deemed a “fraudulent conveyance” or impermissible dividend or distribution under applicable Law or otherwise subject to claims of any creditors of Purchaser or any of its affiliates (including the Company) or their respective trustees in bankruptcy proceedings.

SECTION 5.16.                    Non-Competition.

(a)           Other than in connection with the performance of Seller’s obligations under the Ancillary Agreements, during the period that commences on the Closing Date and ends on the earlier of (i) the [***] anniversary of the Closing Date and (ii) the [***] anniversary of the date on which the first New Drug Application is approved with respect to a Product, Seller shall not, and shall not permit any of its affiliates (including the Company) to, directly or indirectly: (A) engage in or assist any other person in engaging in (including through the grant of a license or other right) the Restricted Business anywhere in the Territory or (B) have an ownership interest in any person that engages in the Restricted Business in the Territory.  Notwithstanding the foregoing, Seller or any of its affiliates may own, directly or indirectly, securities of any person engaged in the Restricted Business if (i) Seller or its affiliate is not a controlling person of, or a member of a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) which controls such person and (ii) Seller and its affiliates collectively do not, directly or indirectly, own more than five percent (5%) of any class of securities of such person.

(b)           During the period that commences on the Closing Date and ends on the earlier of (i) the date on which Seller has been paid Milestone Payments in an amount equal to the Milestone Payment Cap and (ii) the date on which all Payment Obligors cease engaging in activities required to achieve Net Sales, Purchaser shall not, and shall not permit the Company or any of its Affiliated Payment Obligors to, directly or indirectly: (A) engage in or assist any other person in engaging in (including through the grant of a license or other right) the Restricted

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Business anywhere in the Territory; or (B) have an ownership interest in any person that engages in the Restricted Business in the Territory.  Notwithstanding the foregoing, Purchaser may own, directly or indirectly, securities of any person engaged in the Restricted Business if (i) Purchaser or its affiliate is not a controlling person of, or a member of a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) which controls such person and (ii) Purchaser and its affiliates collectively do not, directly or indirectly, own more than five percent (5%) of any class of securities of such person.

SECTION 5.17.                    Privileged Matters.

(a)           Each of the Parties acknowledges and agrees that each of Covington & Burling LLP (“Covington”) and Squire Patton Boggs (US) LLP (“Squire”) has acted as counsel to Seller and its affiliates in connection with the negotiation of this Agreement and any consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  In that capacity, each of Covington and Squire has engaged or may engage in communications with (i) other counsel to Seller (including internal counsel), (ii) Seller, (iii) the Company, and (iv) advisors and consultants to any of the foregoing that relate to the negotiation, documentation or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (“Deal Communications”).

(b)           In connection with the foregoing, Purchaser consents and agrees to Covington and Squire representing Seller and its affiliates after the Closing, including with respect to disputes in which the interests of Seller and its affiliates may be directly adverse to the interests of Purchaser and its affiliates, and even though Covington and Squire may have represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for Seller and its affiliates.  Purchaser further consents and agrees to the use by Covington, Squire and Seller and its affiliates in connection with any such representation of any information known or obtained in connection with the representations described in Section 5.17(a).

(c)           In connection with the representation of Seller or one or more of its affiliates consistent with the foregoing, Purchaser irrevocably waives any conflict of interest arising from or in connection with (i) Covington’s and Squire’s prior representation of the Company and (ii) Covington’s and Squire’s representation of Seller and its affiliates prior to and after the Closing.

(d)           Subject to Section 5.17(e), Purchaser, on the one hand, and Seller, on the other hand, acknowledge and agree that the information relating to or arising out of the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both (i) Seller and its affiliates (other than the Company) and (ii) the Company, shall be subject to a shared privilege between Seller and such affiliates (other than the Company), on the one hand, and the Company, on the other hand, and, subject to the immediately following sentence, Seller and such affiliates and the Company shall have equal right to assert all such shared privileges in connection with privileged information under any Law and no such shared privilege may be waived after the Closing by (A) Seller or its affiliates without the prior written consent of Purchaser or the Company or (B) by the Company, Purchaser or any of their respective affiliates without the prior written consent of Seller.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(e)           Purchaser acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, members, partners, officers, employees and affiliates, that all Deal Communications shall be deemed to be retained, owned and controlled collectively by Seller and shall not pass to or be claimed by Purchaser or, following the Closing, the Company, even if such Deal Communications are in the Company’s possession.  All Deal Communications that are subject to the attorney-client privilege or the attorney work product privilege shall remain privileged after the Closing (the “Privileged Deal Communications”), with the privilege belonging solely to Seller and not Purchaser.

(f)            In the event that a dispute arises between Purchaser or Company and a Third Party, Purchaser and Company shall, at Seller’s sole cost and expense, assert the attorney-client privilege to prevent the disclosure of Privileged Deal Communications to such Third Party.  In the event that Purchaser is asked by any Third Party, for example in connection with a Proceeding, to access or obtain any of the Privileged Deal Communications, Purchaser shall immediately (and, in any event, within three Business Days) notify Seller in writing (including by making specific reference to this Section 5.17(f)).  Purchaser further agrees to use commercially reasonable efforts to assist Seller, at Seller’s sole cost and expense, in connection with any attempt to prevent the disclosure of any Privileged Deal Communications to a Third Party.

(g)           Prior to the Closing, Seller, the Company, Company Subsidiary or any of their respective affiliates or Representatives shall take action to remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including by segregating, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications.

SECTION 5.18.                    Exclusive Dealing.

(a)           During the Pre-Closing Period, neither Seller nor the Company shall, nor shall either of them authorize or permit any of its Representatives to, directly or indirectly, (i) take any action to solicit, initiate, or knowingly facilitate or encourage, the submission of any Acquisition Proposal, (ii) engage in any discussions or negotiations with any Third Party regarding an Acquisition Proposal or enter into any Contract with respect to an Acquisition Proposal, (iii) furnish or cause to be furnished, to any person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.  For purpose of this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party relating to any acquisition or purchase, direct or indirect, whether by way of asset purchase, equity purchase, merger, consolidation, share exchange, business combination or otherwise, of a material portion of the assets of the Company, or any Equity Interest in the Company, or any other transaction the consummation of which would reasonably be expected to frustrate the purposes of, impede, prevent or materially delay the transactions contemplated by this Agreement.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(b)           The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Purchaser and its affiliates and Representatives) conducted heretofore with respect to any Acquisition Proposal, other than to inform such persons of this Agreement.  Each of Seller and the Company agrees not to release, or permit to be released, any Third Party from the confidentiality provisions of any agreement which was entered into in connection with the consideration of an Acquisition Proposal.

SECTION 5.19.                    Right of Negotiation.  In the event that Purchaser or any of its affiliates (including, following the Closing, the Company) desires to grant to one or more Third Parties rights to Exploit (including rights to distribute) any Product in one or more of Japan, the People’s Republic of China, the Republic of Korea, or the Republic of China (Taiwan) (each, a “Subject Territory”), then Purchaser shall provide Seller with written notice (a “Third Party Offer Notice”) that Purchaser is soliciting offers from Third Parties for such rights.  Neither Purchaser nor any of its affiliates (including the Company) shall enter into any agreement with respect to such rights with any Third Party until 30 days (or such longer period as the Parties may agree) after delivery of the Third Party Offer Notice to Seller.  If, within such 30 day (or such longer) period, Seller or any of its affiliates delivers to Purchaser a good faith, bona fide, written offer proposing financial and other terms for such rights, then Purchaser shall negotiate such offer with Seller exclusively and in good faith for a period of 45 days (or such longer period as the Parties may agree) (the “Negotiation Period”) and Purchaser shall not discuss or enter into any agreement with respect to such rights with any Third Party during the Negotiation Period.  Notwithstanding the foregoing, Seller shall not have a right of negotiation under this Section 5.19 with respect to any bona fide grant by Purchaser or any of its affiliates (including, following the Closing, the Company) to a Third Party of rights to Exploit (including rights to distribute) any Product in a Subject Territory and any one or more of the following: (i) the United States, (ii) the United Kingdom, (iii) Germany, (iv) France, (v) Spain, (vi) Italy, or (vii) Australia together with two or more of Argentina, Mexico and Brazil.

SECTION 5.20.                    Supply Arrangements. Promptly following the date of this Agreement, the Parties shall negotiate in good faith and, following the Closing Date, shall enter into, or cause their respective affiliates to enter into, a supply agreement (the “Supply Agreement”) pursuant to which Seller or any of its affiliates shall supply the Company with Products having the formulation and presentation used in the Ongoing Trials as of the Closing Date for commercial sale, which Supply Agreement shall include the terms and conditions set forth on Exhibit B attached hereto and shall be based on drafts of the same that the Parties have exchanged prior to the date of this Agreement.

SECTION 5.21.                    Closing Payment Funds.   During the Pre-Closing Period, Purchaser shall at all times maintain cash on hand that is sufficient to enable it to pay the Closing Payment to Seller and consummate the Acquisition and the other transactions contemplated by this Agreement to be consummated at the Closing.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01.                    Conditions to Each Party’s Obligation.  The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following condition: no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any Law or preliminary or permanent injunction or other Judgment which is in effect and which prohibits, enjoins or otherwise restrains the Acquisition.

SECTION 6.02.                    Conditions to Obligation of Purchaser.  The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser, to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Seller set forth in Section 3.08(a) shall be true and correct in all respects, and the other Specified Representations shall be true and correct in all but de minimis respects, at the Closing as though made as of the Closing  (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (ii) the representations and warranties of Seller set forth in this Agreement other than the Specified Representations shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of such representations and warranties of Seller to be so true and correct would not have a Material Adverse Effect.

(b)           Performance of Obligations of Seller.  Seller shall have performed or complied with or caused to be performed or complied with, in all material respects, those obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

(c)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have been a Material Adverse Effect.

(d)           Officer’s Certificate.  Purchaser shall have received a certificate signed by an authorized officer of Seller as to the satisfaction of each of the conditions set forth in Section 6.02(a) and Section 6.02(b).

(e)           Secretary’s Certificate.  Seller shall have provided to Purchaser a certificate of Seller’s secretary or assistant secretary, attaching (i) a true, correct and complete copy of the Company’s Certificate of Incorporation, (ii) a true, correct and complete copy of the Company’s Bylaws; (iii) a true, correct and complete copy of the resolutions of Seller’s board of directors (or other evidence reasonably satisfactory to Purchaser) authorizing the execution, delivery and

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

performance of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and the consummation of the transactions contemplated hereby.

(f)            Good Standing Certificate.  Seller shall have provided to Purchaser a certificate of the Secretary of State of the State of Delaware, dated as of a date not more than five Business Days prior to the Closing Date, certifying as to the good standing of the Company and Seller.

(g)           Resignations.  Seller shall have provided to Purchaser the written resignations of each director and officer of the Company.

(h)           Ancillary Agreements.  The Ancillary Agreements (other than the Supply Agreement) shall have been duly executed by or on behalf of Seller and Seller’s affiliates, as applicable.

(i)            Non-Foreign Status.  Seller shall have provided a certification of Non-Foreign Status pursuant to Treasury Regulations Section 1.1445-2(b)(2).

SECTION 6.03.                    Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller, to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Purchaser set forth in Section 4.06 (Availability of Funds; Insolvency) shall be true and correct in all respects at the Closing as though made as of the Closing and in Section 4.07 (Securities Act) shall be true and correct in all but de minimis respects at the Closing as though made as of the Closing, (ii) the representations and warranties of Purchaser set forth in Section 4.01 (Organization), Section 4.02 (Authority; Execution and Delivery; Enforceability) and Section 4.08 (Brokers and Finders) shall be true and correct (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) in all material respects at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date) and (iii) the representations and warranties of Purchaser set forth in this Agreement other than those set forth in the immediately preceding clauses (i) and (ii) shall be true and correct (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” qualifiers contained therein) at the Closing as though made as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), except where the failure of such representations and warranties of Purchaser to be so true and correct would have a Purchaser Material Adverse Effect.

(b)           Performance of Obligations of Purchaser.  Purchaser shall have performed or complied with or caused to be performed or complied with, in all material respects, those material obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(c)           Officer’s Certificate.  Seller shall have received a certificate signed by an authorized officer of Purchaser as to the satisfaction of each of the conditions set forth in Section 6.03(a) and Section 6.03(b).

(d)           Secretary’s Certificate.  Purchaser shall have provided to Seller a certificate of the Purchaser’s secretary or assistant secretary, attaching a true, correct and complete copy of the resolutions of its board of directors (or other evidence reasonably satisfactory to Seller) authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and the consummation of the transactions contemplated hereby.

(e)           Ancillary Agreements.  The Ancillary Agreements (other than the Supply Agreement) shall have been duly executed by or on behalf of Purchaser and Purchaser’s affiliates, as applicable.

SECTION 6.04.                    Frustration of Closing Conditions.  Neither Purchaser, on the one hand, nor Seller, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s or its respective affiliates’ failure to comply with its agreements set forth herein.

ARTICLE VII

TERMINATION

SECTION 7.01.                    Termination.  This Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)           by mutual written consent of Seller and Purchaser; or

(b)           by either Seller or Purchaser:

(i)            if consummation of the transactions contemplated hereby would violate any non-appealable final Judgment of any Governmental Entity having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been the cause of, or materially contributed to, the issuance of such non-appealable final order, decree or judgment; or

(ii)           if the Closing does not occur on or prior to March 31, 2016 (the “End Date”); provided, however, that (A) the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to a Party whose failure to perform any of its obligations under this Agreement, including under Section 5.04, has been the cause of, or materially contributed to, the failure of the Closing to have occurred on or before the End Date and (B) neither Party shall have the right to terminate this Agreement pursuant to this Section 7.01(b)(ii) during the pendency of any proceeding brought by the other Party for specific performance of this Agreement; or

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(c)           by Purchaser, (x) if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) cannot be cured by Seller by the fifth Business Day prior to the End Date, or if capable of being cured by such date, shall not have been cured by the earlier of (A) the 30th day following receipt by Seller of written notice of such breach or failure to perform from Purchaser and (B) the fifth Business Day prior to the End Date; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(x) if Purchaser is then in breach of any representations, warranties, covenants or other agreements hereunder which breach would result in a condition to Closing set forth in Section 6.03(a) or Section 6.03(b) not being satisfied; or (y) notwithstanding any cure periods set forth in Section 7.01(c)(x), all of the conditions set forth in Article VI have been satisfied (other than any condition which by its nature is to be satisfied at the Closing) and Seller fails to transfer the Shares to Purchaser and otherwise to consummate the Closing by the time the Closing should have occurred pursuant to Section 2.01; or

(d)           by Seller, (x) if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) cannot be cured by Purchaser by the fifth Business Day prior to the End Date, or if capable of being cured, shall not have been cured by the earlier of (A) the 30th day following receipt by Purchaser of written notice of such breach or failure to perform from Seller and (B) the fifth Business Day prior to the End Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(x) if Seller is then in breach of any representations, warranties, covenants or other agreements hereunder which breach would result in a condition to Closing set forth in  Section 6.02(a) or Section 6.02(b) not being satisfied; or (y) notwithstanding any cure periods set forth in Section 7.01(d)(x), all of the conditions set forth in Article VI have been satisfied (other than any condition which by its nature is to be satisfied at the Closing) and Purchaser fails to pay the Closing Payment to Seller in accordance with Section 2.02(b)(i) and otherwise to consummate the Closing by the time the Closing should have occurred pursuant to Section 2.01.

SECTION 7.02.                    Effect of Termination.

(a)           In the event of termination by Seller or Purchaser pursuant to Section 7.01, written notice thereof shall forthwith be given to the other Party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force and effect (other than the provisions of Section 5.03(a) (Confidentiality), Section 5.06 (Publicity), this Article VII (Termination), Section 10.03 (Expenses), Section 10.04 (Notices), Section 10.05 (Interpretation; Certain Definitions), Section 10.06 (Limitation on Damages), Section 10.08 (Governing Law), Section 10.09 (Jurisdiction), Section 10.10 (Service of Process), Section 10.11 (Waiver of Jury Trial), Section 10.12 (Amendments and Waivers), Section 10.14 (Joint Drafting), and Section 10.17 (Entire Agreement), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser or Seller or their respective affiliates or Representatives, except (i) as liability may exist pursuant to the sections specified in this Section 7.02(a) that survive

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

such termination and (ii) that no such termination shall relieve a Party from any liability arising out of any breach of this Agreement by such Party of any representation or warranty of such Party contained herein or any covenant or agreement of such Party contained herein prior to such termination.

(b)           If the transactions contemplated by this Agreement are terminated as provided herein (i) all information received by the Parties or their affiliates or Representatives with respect to the other Party and its respective affiliates (including the Company) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement and (ii) as soon as practicable following a termination of this Agreement for any reason, but in no event more than 30 days after such termination, Purchaser and Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party to any Governmental Entity or other person.

ARTICLE VIII

INDEMNIFICATION; SURVIVAL

SECTION 8.01.                    Indemnification by Seller.  Subject to this Article VIII and Section 10.06, from and after the Closing, Seller shall indemnify Purchaser and its affiliates and each of their respective officers and directors (the “Purchaser Indemnitees”) from and against, and compensate and reimburse them for, any and all losses, damages, fines, penalties and amounts paid in settlement, and reasonable Third Party costs and expenses incurred in connection therewith, including reasonable Third Party legal fees and expenses in connection with any Proceeding (collectively, “Losses”), incurred by such Purchaser Indemnitees, to the extent arising out of or resulting from any of the following:

(a)           any breach of any representation or warranty of Seller or any Seller affiliate contained in this Agreement or in any Ancillary Agreement other than the Note and the Security Agreement (solely to the extent such Ancillary Agreement does not include indemnification provisions that cover such breach) (disregarding for purposes of calculating Losses pursuant to this Article VIII any “material”, “in all material respects” or similar materiality qualification contained in any representation and warranty);

(b)           any breach of any covenant or agreement of Seller or any Seller affiliate contained in this Agreement or any Ancillary Agreement other than the Note and the Security Agreement (solely to the extent such Ancillary Agreement does not include indemnification provisions that cover such breach);

(c)           any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Seller or any affiliate of Seller (including, prior to the Closing, the Company) in connection with the Acquisition; and

(d)           (i) any breach by Seller of any Contract with a Third Party entered into in connection with (A) any Ongoing Trial or (B) any other clinical trial conducted by or on behalf

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

of Seller or any of its affiliates (including the Company), in either case, with respect to the Compound or Products or (ii) any claim by or on behalf of any Third Party with respect to any Ongoing Trial or any other clinical trial conducted by or on behalf of Seller or any of its affiliates (including the Company) with respect to the Compound or Products for personal injury, death or property damage arising out of such Ongoing Trial or other clinical trial, in each case ((i) and (ii)), to the extent relating to circumstances or events that arose or occurred prior to the Closing Date.

SECTION 8.02.                    Indemnification by Purchaser.  Subject to this Article VIII and Section 10.06, from and after the Closing, Purchaser shall indemnify Seller and its respective affiliates and each of their respective officers and directors (the “Seller Indemnitees”) from and against any and all Losses incurred by such Seller Indemnitees, to the extent arising out of or resulting from any of the following:

(a)           any breach of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement other than the Note and the Security Agreement (solely to the extent such Ancillary Agreement does not include indemnification provisions that cover such breach) (disregarding for purposes of calculating Losses pursuant to this Article VIII any “material”, “in all material respects” or similar materiality qualification contained in any representation and warranty);

(b)           any breach of any covenant of Purchaser contained in this Agreement or any Ancillary Agreement other than the Note and the Security Agreement (solely to the extent such Ancillary Agreement does not include indemnification provisions that cover such breach); and

(c)           any actions taken or omissions with respect to the Company or the Company Business by Purchaser or any of its affiliates, in each case, after the Closing (but excluding any Losses of a type for which any Purchaser Indemnitee is indemnified pursuant to Section 8.01 or under any Ancillary Agreement,  even if the amount of such Losses exceeds the amount of indemnification available under Section 8.01 or any such Ancillary Agreement).

SECTION 8.03.                    Indemnification Procedures.

(a)           Third Party Claims.  If any Purchaser Indemnitee or Seller Indemnitee (the “Indemnified Party”) receives written notice of the commencement of any Proceeding or the assertion of any claim by a Third Party or the imposition of any penalty or assessment (in each case other than with respect to Taxes, for which Section 9.03 and Section 9.04 apply) for which indemnity may be sought under Section 8.01 or Section 8.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article VIII, the Indemnified Party shall promptly (but no later than 30 days after receiving such notice) provide the other Party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice within such 30 day

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

period will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have 15 days from receipt of any such notice of a Third Party Claim to give notice to the Indemnified Party whether, with respect to a Third Party Claim (or portion thereof to the extent such Third Party Claim included multiple claims and such claims may be separately defended) it is assuming and controlling the defense, appeal or settlement proceedings thereof with counsel of the Indemnifying Party’s choice.  If the Indemnifying Party assumes the defense of a Third Party Claim (or portion thereof), it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Claim with respect to which the Indemnifying Party has assumed the defense (except any such claims that are assumed by the Indemnifying Party solely because such claims cannot reasonably be separated from the claims that the Indemnifying Party proposes to assume) are within the scope of and subject to indemnification (provided, that the Indemnifying Party’s assumption of the defense of a Third Party Claim shall not conclusively establish the amount of any Losses from such Third Party Claims that are within the scope of and subject to indemnification hereunder).  The foregoing notwithstanding, the Indemnifying Party shall not be entitled to control the defense of any Third Party Claim if (i) in the case of any claim for indemnification by a Purchaser Indemnitee, such claim is with respect to a Proceeding (A) that, if determined in a manner adverse to such Purchaser Indemnitee, would reasonably be expected to adversely impact (including the withdrawal or suspension or likelihood of approval by the applicable Governmental Entity of) any Drug Approval Application with respect to the Compound or any Product, (B) regarding material Company Intellectual Property, (C) regarding ownership of the Company, the Shares or any asset(s) of the Company that are material (either individually or in the aggregate), or (D) that, if determined in a manner adverse to such Purchaser Indemnitee, would prohibit Purchaser from engaging in the Company Business, (ii) the applicable Indemnified Party has been advised by outside legal counsel that a material conflict of interest exists between the Indemnifying Parties and such Indemnified Party with respect to such Third Party Claim, (iii) the Indemnifying Party has failed to deliver timely notice that it is assuming the defense of such Third Party Claim or is failing to adequately prosecute or defend such Third Party Claim, or (iv) such Third Party Claim seeks an injunction or other equitable relief against such Indemnified Party.  So long as the Indemnifying Party has assumed or controls the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense, appeal or settlement proceedings of the Third Party Claim, (B) the Indemnified Party will not admit any liability, file any papers or consent to the entry of any judgment or enter into any settlement agreement, compromise or discharge with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (C) the Indemnifying Party will not admit to any wrongdoing by the Indemnified Party.  The Indemnifying Party shall not have the right to settle any Third Party Claim (including any Third Party Claim for which the amount payable in settlement exceeds the Cap) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement, compromise or consent (I) includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (II) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, (III) does not require the payment of any amount in excess of the Cap, and (IV) does not contain any equitable order, judgment or term which in any

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s affiliates.  As to any Third Party Claim with respect to which the Indemnifying Party does not elect to assume control of the defense, (i) any and all costs and expenses incurred by the Indemnified Party in connection with the defense, appeal or settlement of such Third Party Claim shall be deemed to be Losses recoverable by such Indemnified Party pursuant to this Article VIII, and (ii) the Indemnified Party will afford the Indemnifying Party an opportunity to participate in (but not control) such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims.  The Parties will also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto; provided, that neither Party will be required to furnish any such information which would (in the reasonable judgment of such Party upon advice of counsel) be reasonably likely to (A) waive any privileges, including the attorney-client privilege, held by such Party or any of its affiliates or (B) breach any duty of confidentiality owed to any person (whether such duty arises contractually, statutorily or otherwise) or any Contract with any other person or violate any applicable Law (provided, that such Party shall use reasonable best efforts to obtain any required Consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access).  The Indemnified Party shall seek the consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnifying Party prior to the settlement of any Third Party Claim or consent to the entry of any judgment with respect to a Third Party Claim; provided, however, that with respect to any settlement of a Third Party Claim entered into or any judgment of a Third Party Claim that was consented to without the Indemnifying Party’s prior written consent, such settlement or judgment shall not, in itself, be conclusive of the Indemnifying Party’s liability therefor, but, for the avoidance of doubt, shall not in any way limit an Indemnified Party’s right to make a claim with respect to the subject matter thereof in accordance with this Article IX.

(b)           Other Claims.

(i)            As soon as reasonably practicable after an Indemnified Party becomes aware of any claim that does not involve a Third Party Claim (and is not with respect to Taxes, for which Section 9.03 and Section 9.04 apply) that might result in Losses for which such Indemnified Party may be entitled to indemnification under this Article VIII (a “Direct Claim”), the Indemnified Party shall provide written notice (a “Claim Notice”) to the Indemnifying Party: stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Direct Claim), the method of computation thereof (to the extent known or estimated) and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Direct Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such Claim Notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.

(ii)           Following receipt of a Claim Notice from an Indemnified Party, the Parties shall have 30 days to make such investigation of the claim as the Parties reasonably deem necessary or desirable.  For the purposes of such investigation, each Party agrees to make

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

available to the other Party or its Representatives such information relied upon by such other Party to substantiate the claim and all other information in its possession or under its control that the other Party reasonably requests.

(iii)          Within such 30-day period, an Indemnifying Party may object to any claim set forth in such Claim Notice by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Indemnification Objection Notice”).  Such Indemnification Objection Notice must describe the grounds for such objection in reasonable detail.  If an Indemnification Objection Notice is not delivered by the Indemnifying Party to the Indemnified Party within 30 days after receipt by the Indemnifying Party of the Claim Notice (the “Indemnification Objection Period”), such failure to so object shall be an acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to indemnification under Article VIII for the full amount of the Losses set forth in such Claim Notice.

(iv)          If an Indemnifying Party shall object in writing during the Indemnification Objection Period to any claim or claims by an Indemnified Party made in any Claim Notice, the Indemnifying Party and the Indemnified Party shall attempt in good faith for 20 days (or any mutually agreed upon extension thereof) thereafter to agree in writing upon the rights of the respective Parties with respect to each of such claims.  If no such written agreement can be reached after good faith negotiation, each of the Indemnifying Party and the Indemnified Party may take action to resolve the objection in accordance with Section 10.10, Section 10.11, Section 10.12 and Section 10.13.

SECTION 8.04.                    Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, (x) except with respect to the Specified Representations and the representations and warranties set forth in Section 3.11, (a) Seller shall not have any liability under Section 8.01(a) unless the aggregate liability for Losses suffered by Purchaser Indemnitees thereunder exceeds $200,000 (the “Deductible”), and then only to the extent of such excess and (b) Seller’s aggregate maximum liability under Section 8.01(a) shall not exceed an amount equal to fifteen percent (15%) of the of the aggregate amount of Cash Payments that Purchaser has actually paid to Seller (the “Cap”) (it being understood that, so long as a Purchaser Indemnitee makes a claim for indemnification pursuant to Section 8.01(a) within the time proscribed pursuant to Section 8.08, the fact that the Losses recoverable in respect of such claim exceed such Cap as of a particular time shall not preclude such Purchaser Indemnitee from recovering such Losses to the extent such Cap increases by virtue of Purchaser making one or more Milestone Payments) and (y) (a) the aggregate maximum liability of Seller under Section 8.01(a) or Purchaser under Section 8.02(a), in each case, shall not exceed the aggregate amount of Cash Payments that Purchaser has actually paid to Seller, (b) subject to Section 8.09, neither Party shall have any liability for an otherwise indemnifiable Loss that is contingent unless and until such contingent Loss becomes an actual Loss of the Indemnified Party and is due and payable, so long as the claim for such Loss was timely submitted pursuant to the provisions of this Article VIII; (c) neither Party shall be liable for any Losses to the extent the Purchaser Indemnitees or the Seller Indemnitees, as applicable, failed to mitigate such Losses in accordance with applicable Laws (provided, that, for clarity, this clause (c) shall only relieve a Party to the extent of any Losses that would not have been incurred had such Purchaser Indemnitees or Seller Indemnitees, as applicable, mitigated in accordance with applicable Laws); (d) neither Party shall be liable for any Loss to the extent arising from (i) a change in accounting or taxation Law, policy or practice made after the Closing, other than a change required to comply with any Law, policy or practice in effect on the date of this Agreement, or (ii) any Law not in force on the date of the Closing or any change in Law which takes effect retroactively or occurs as a result of any increase in the rates of taxation

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

in force on the Closing Date;  (e) neither Party shall be liable for any otherwise indemnifiable Loss arising out of any breach of any representation, warranty, covenant or agreement of such Party unless a claim therefore is asserted in writing (as provided in Section 8.03) by the Indemnified Party timely in accordance with Section 8.08, failing which such claim shall be waived and extinguished; and (f) Seller’s aggregate maximum liability under Section 8.01 with respect to Excluded Losses recovered in a Third Party Claim shall not exceed an amount equal to the aggregate amount of Cash Payments that Purchaser has actually paid to Seller (the “Excluded Losses Cap”) (it being understood that, so long as a Purchaser Indemnitee makes a claim for indemnification pursuant to Section 8.01 within the time proscribed pursuant to Section 8.08, the fact that the Excluded Losses recoverable in respect of such Third Party Claim exceed the Excluded Losses Cap as of a particular time shall not preclude such Purchaser Indemnitee from recovering such Excluded Losses to the extent such Excluded Losses Cap increases by virtue of Purchaser making one or more Milestone Payments).

SECTION 8.05.                    Calculation of Indemnity Payments.

(a)           The amount of any Loss for which indemnification is provided under this Article VIII or Article IX shall be net of any amounts actually recovered by the Indemnified Party (including under insurance policies) with respect to such Loss.

(b)           If an Indemnified Party recovers an amount from a Third Party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article VIII, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) (A) the amount paid by the Indemnifying Party in respect of such Losses plus (B) the amount received by the Indemnified Party in respect thereof over (ii) the full amount of the Losses (but not to exceed the amount paid by the Indemnifying Party in respect of such Losses).

(c)           Neither Party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

SECTION 8.06.                    Remedies.  Except as expressly provided in this Agreement and for actual fraud, from and after the Closing, each Party’s sole and exclusive remedy with respect to any and all claims relating to or arising out of this Agreement, the Company, the Shares or the transactions contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII or Article IX and the remedies in Section 10.13, in each case, except for such remedies as may be available under the provisions of the Ancillary Agreements.  In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action relating to or arising out of this Agreement, the Company, the Shares or the transactions contemplated by this Agreement, whether based on warranty, in contract, in tort (including negligence or strict liability) or otherwise, that such Party or any other Purchaser Indemnitee or Seller Indemnitee may have against the other Party, any of its affiliates or any other person, arising under or based upon any Law, except (i) pursuant to the indemnification provisions set forth in this Agreement, including in Article VIII or Article IX, and the remedies in Section 10.13, and (ii) claims and causes of action relating to actual fraud.

SECTION 8.07.                    Tax Treatment of Indemnification.  For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Cash Payments unless a final determination of a Taxing Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

SECTION 8.08.                    Survival.  The covenants, agreements, representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 8.01 and Section 8.02 and shall terminate at the close of business on the [***] anniversary of the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Closing Date; provided, that (a) the Specified Representations shall survive until the [***] ([***]) anniversary of the Closing Date, (b) the representations and warranties in Section 3.09(a), Section 3.09(b), Section 3.09(d), Section 3.09(e), Section 3.09(g), Section 3.14(a), Section 3.14(h), Section 3.14(i) and Section 3.15(b) shall survive until the [***], (c) the representations and warranties in Section 3.11 shall survive until [***] ([***]) days after the expiration of the statute of limitations applicable to the subject matter thereof and (d) the covenants or agreements contained in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing until the expiration of the term of the undertaking set forth in such agreements and covenants.  After the Closing, neither Party shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof unless a notice of a breach thereof giving rise to a right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to the termination thereof.  It is the express intent of the parties that each survival period contemplated by this Section 8.08 may be longer than the statute of limitations that may then apply, and by contract, the applicable statute of limitations is hereby increased.

SECTION 8.09.                    Right of Offset.

(a)           In the event that a Purchaser Indemnitee has made a claim in accordance with Section 8.03, subject to the limitations of this Article VIII, Purchaser shall have the right and option (but not the obligation) to offset the amount of such claim (or, if not then known, Purchaser’s good faith estimate of thereof) against any portion of the amounts payable to Seller under this Agreement, including, but not limited to, amounts payable as Milestone Payments pursuant to Section 1.02 hereof, and thereby recoup such amounts (subject to the next sentence) reducing the amounts otherwise payable to Seller.  If such claim has not been finally determined, then, with respect to any amount of such claim in dispute for which Purchaser elects to exercise its offset right in accordance with the preceding sentence, Purchaser shall deposit such amount into an escrow account pursuant to a customary escrow agreement with an independent financial institution, in each case, reasonably satisfactory to Seller.  Such escrow agreement shall provide for the release of the amount in dispute as promptly as practicable after, and in accordance with, the final determination of such claim.

(b)           Subject to Section 8.06, such right of offset, unless and until exercised, shall not limit any injunctive relief or other rights or remedies to which Purchaser is entitled under this Agreement.  In the event Purchaser exercises the right of offset under this Section 8.09 with respect to all or a portion of a claim made by a Purchaser Indemnitee under Section 8.03, the exercise of such right shall be the sole and exclusive remedy available to the Purchaser Indemnitees with respect to such claim or portion thereof made by a Purchaser Indemnitee under Section 8.03.  For the avoidance of doubt, the exercise of such right of offset with respect to a portion of any such claim shall not limit any Purchaser Indemnitee’s rights or remedies with respect to the remaining portion of such claim.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

ARTICLE IX

TAX MATTERS

SECTION 9.01.                    Tax Covenants.

(a)           Transfer Taxes.  Each of Purchaser and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Purchaser’s payment of Transfer Taxes.  Seller or Purchaser, as applicable, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.  Transfer Taxes shall be paid by the Party upon whom such Transfer Taxes are levied as a matter of law.

(b)           Except as required by applicable Law, Purchaser covenants that it will not cause or permit the Company or any affiliate of Purchaser (i) to take any action or fail to take any action on or after the Closing Date other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption, (ii) to make any election or deemed election under Sections 338 or 336(e) of the Code or any comparable election under applicable Law with respect to the Company, or (iii) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, fail to take any action or enter into any merger, restructuring or other transaction, in each case that would reasonably be expected to give rise to any Tax liability, or reduce any Tax asset, of Seller or any affiliate of Seller in respect of any Pre-Closing Tax Period.

SECTION 9.02.                    Tax Filings and Other Tax Matters.

(a)           Pre-Closing Tax Period Tax Returns.  Seller (or its affiliates) shall prepare and timely file (or cause to be prepared and timely filed) the following Tax Returns on a basis consistent with existing procedures for preparing such Tax Returns and pay Taxes shown as due thereon: (i) all Tax Returns of the Company due on or prior to the Closing Date; (ii) all Income Tax Returns of the Company due after the Closing Date in the case of a combined, consolidated or unitary Income Tax Return that includes an affiliate of Seller which is not being transferred pursuant to this Agreement; and (iii) in the case of the Company, any other Income Tax Return for a taxable period of the Company ending on or before the Closing Date but filed thereafter; provided, that Seller shall deliver any Tax Return described in clause (iii) to Purchaser at least 30 days before it is due for review and comment.

(b)           Straddle Period Tax Returns.

(i)            As to any Tax Return of the Company for a tax period that begins before and ends after the Closing Date (a “Straddle Period”), Purchaser shall cause the Company to prepare and timely file (or cause to be prepared and timely filed) such Tax Return and pay all Taxes due with respect thereto; provided, however, that Seller shall reimburse Purchaser for any amount owed by Seller with respect to such Tax Return in accordance with Section 9.03; provided, further, however, as to any Tax Return for which Seller may be liable for an indemnity under Section 9.03: (A) Purchaser shall deliver any such Tax Return to Seller at least 30 days before it is due, and (B) Seller shall have the right to examine and comment on any such Tax Return prior to the filing thereof.

(ii)           Seller and Purchaser shall make (or cause any of their respective affiliates to make) any election available under Law to treat the Closing Date as the end of a relevant taxable period.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(c)           Cooperation.  Seller and Purchaser shall reasonably cooperate, and shall cause their respective affiliates and Representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.  Seller and its affiliates will need access, from time to time after the Closing Date, to certain accounting and Tax records and information held by Purchaser or its affiliates (including the Company) to the extent such records and information pertain to events occurring prior to the Closing.  Therefore, Purchaser shall, and shall cause each of its affiliates (including the Company) to, (i) properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary (which period shall not exceed six (6) years from the date on which the applicable Tax Return is filed) and (ii) allow Seller and its affiliates and Seller’s and its affiliates’ respective Representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller’s expense.

(d)           Refunds and Credits.  Any refund or credit of Taxes that is related to the Company and is for, relates to, or arises from, any Pre-Closing Tax Period (or other Taxes which Seller has paid under Section 9.03 or Section 8.01) shall be for the account of Seller.  Any other refund or credit of Taxes relating to the Company shall be for the account of Purchaser.  Purchaser shall, if Seller so requests and at Seller’s expense, file for and obtain or cause the Company to file for and obtain any refunds or credits to which Seller is entitled under this Section 9.02(d).  Purchaser and the Company shall permit Seller to control the prosecution of any such refund claim.  If Seller pays (or causes the Company to pay prior to the Closing) estimated Income Taxes for any Straddle Period in excess of the amount ultimately determined to be due for the portion of such Straddle Period ending on the Closing Date, and Purchaser obtains the benefit of such excess payment, Purchaser shall promptly refund such excess to Seller.

(e)           Tax Sharing Agreements.  Seller shall cause any Tax sharing agreement to which the Company is a party to be terminated on or prior to the Closing Date.  After the Closing Date, neither Party to any such Tax sharing agreement shall have any rights or obligations under any such Tax sharing agreement.

SECTION 9.03.                    Tax Indemnification.

(a)           From and after the Closing, Seller shall indemnify and hold harmless Purchaser Indemnitees from and against (i) all liability for Taxes of the Company for the Pre-Closing Tax Period, (ii) all liability of the Company for Taxes of another entity that was a member of an affiliated, combined, consolidated or unitary group of which the Company was a member on or before the Closing Date as a result of Treasury Regulation § 1.1502-6 or any similar provision of state, provincial, local or foreign Law, and (iii) all liability for reasonable legal fees and expenses attributable to any item in clause (i) or (ii) above.  Notwithstanding the foregoing, Seller shall not indemnify or hold harmless any Purchaser Indemnitee from any liability for Taxes to the extent attributable to a breach by Purchaser of Section 9.01(b) or of any other obligation under this Agreement.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(b)           In the case of any Straddle Period, the amount of any Taxes based on or measured by income, sales, use, receipts, or other similar items of the Company for the Pre-Closing Tax Period or Post-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period (with the remaining Taxes for such period allocable to the Post-Closing Tax Period).

SECTION 9.04.                    Procedures Relating to Indemnification of Tax Claims.

(a)           If one Party is responsible for the payment of Taxes pursuant to Section 8.01, Section 8.02, or Section 9.03 (the “Tax Indemnifying Party”), and the other Party to this Agreement (the “Tax Indemnified Party”) receives a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Claim”) with respect (in whole or in part) to such Taxes, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim.  No failure or delay on the part of the Tax Indemnified Party to give notice to the Tax Indemnifying Party shall reduce or otherwise affect the obligations or liabilities of the Tax Indemnifying Party pursuant to this Agreement, except to the extent that the Tax Indemnifying Party is actually prejudiced thereby.

(b)           The Tax Indemnifying Party shall assume and control the applicable audit or examination and the defense of a Tax Claim involving any Taxes for which it has an obligation to indemnify the Tax Indemnified Party pursuant to Section 8.01, Section 8.02 or Section 8.03, and the Tax Indemnified Party and its affiliates agree to cooperate reasonably with the Tax Indemnifying Party in pursuing such contest, including execution of any powers of attorney in favor of the Tax Indemnifying Party.  Notwithstanding anything to the contrary contained in this Agreement, the Tax Indemnifying Party shall keep the Tax Indemnified Party informed of all material developments and events relating to such Tax Claim, and the Tax Indemnified Party, at its own cost and expense and with its own counsel, shall have the right to participate in (but not control) the applicable audit or examination and defense of such Tax Claim.

(c)           In no case shall any Tax Indemnified Party settle or otherwise compromise (or extend the statute of limitations or period of assessment or reassessment for) any Tax Claim without the Tax Indemnifying Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  Neither Party shall settle a Tax Claim relating solely to Income Taxes of the Tax Indemnified Party or any of its subsidiaries for a Straddle Period without the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.                 Assignment.  Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by Purchaser, on the one hand, or Seller, on the other hand, without the prior written consent of Seller (in the case of Purchaser) or

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Purchaser (in the case of Seller), as applicable, except that Seller’s consent shall not be required in connection with sale of Purchaser (whether by sale of equity, merger or otherwise) or substantially all of its assets.  Subject to the first sentence of this Section 10.01, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Any attempted assignment or transfer in violation of this Section 10.01 shall be null and void.

SECTION 10.02.                 No Third Party Beneficiaries.  Except as provided in Section 5.13 (with respect to Company Indemnitees) and Article VIII (with respect to Purchaser Indemnitees and Seller Indemnitees), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

SECTION 10.03.                 Expenses.  Regardless of whether the Closing occurs, each of the Parties shall pay its own legal, investment banking, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such Party, except as otherwise expressly set forth herein.  In addition, Seller shall be responsible for all (a) payment obligations of the Company or any of its affiliates that become due solely as a result of the consummation of the transactions contemplated hereby under any change in control, transaction bonus or similar agreement or arrangement with any employee, consultant, independent contractor or director of the Company or any of its affiliates, (b) severance payments or similar payment obligations made or provided, or required to be made or provided, by the Company or any of its affiliates to any Person who does not continue with the Company after the Closing and (c) the employer portion of any payroll or similar taxes applicable to any of the foregoing payments.

SECTION 10.04.                 Notices.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile (with transmission confirmed by non-automated reply from the recipient) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 10.04 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least 10 days’ prior to such address taking effect in accordance with this Section 10.04. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile.

(i)	if to Seller, to:

Eisai Inc.
100 Tice Blvd.
Woodcliff Lake, New Jersey 07677
Facsimile: (201) 746-3204

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, D.C. 20001

Attention:  Michael J. Riella

Facsimile: (202) 662-6291

(ii)           if to Purchaser, to:

PBM AKX Holdings, LLC

200 Garrett Street, Suite S

Charlottesville, VA 22902

Attention: Sean Stalfort

Facsimile: (434) 980-8196

with a copy (which shall not constitute notice) to:

Cooley LLP

1114 Avenue of the Americas

New York, New York 10036

Attention: Divakar Gupta

SECTION 10.05.                 Interpretation; Certain Definitions.

(a)           No reference to or disclosure of any matter or item in this Agreement or in the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, (i) shall be construed as an admission or indication that such matter or item is material or that such matter or item is required to be referred to or disclosed in this Agreement, nor shall it be deemed to establish a standard of materiality now or in the future (it being the intent that neither Seller nor any of its affiliates shall be penalized for having disclosed more than may be required by the request); (ii) represents a determination by Seller or any of its affiliates that such matter or item did not arise in the ordinary course; (iii) shall imply that such matter or item constitutes or would result in a Material Adverse Effect by the criteria set forth in the Agreement or (iv) shall imply that disclosure of any such matter or item is required by Law or by any Governmental Entity.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Judgment shall be construed as an admission or indication that a breach or violation exists or has actually occurred, except as between the Parties for purposes of this Agreement.  All Exhibits annexed hereto, and the Seller Disclosure Schedule and Purchaser Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, or in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

singular.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.  “Including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term, and the rule of ejusdem generis will not be applicable to limit a general statement preceded, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.  The descriptive headings of the several Articles and Sections of this Agreement, the Table of Contents to this Agreement and the Seller Disclosure Schedule and Purchaser Disclosure Schedule are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections,” “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections of this Agreement or Exhibits or Schedules hereto unless otherwise indicated.  The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  Unless otherwise specified or where the context otherwise requires, (A) wherever used, the word “or” is used in the inclusive sense (and/or), (B) references to a person are also to its successors and permitted assigns, (C) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto, (D) references to monetary amounts are denominated in United States Dollars, and (E) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; provided, however, that this clause (E) shall not apply with respect to disclosures set forth in the Seller Disclosure Schedule, it being understood and agreed that Seller shall be required to separately list any amendment, replacement or supplement to each agreement, instrument or other document required to be disclosed in the Seller Disclosure Schedule.

(b)           For all purposes hereof:

“affiliate” means, with respect to any person, any person controlling, controlled by or under common control with such person.  For purposes of this definition, “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Affiliated Payment Obligor” means each Payment Obligor that is an affiliate of Purchaser.

“Ancillary Agreements” means the Transition Services Agreement, the Supply Agreement, the Note and the Security Agreement.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in New York City are not required or authorized by Law to remain closed.

“Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter under this

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

Agreement shall commence on the Closing Date and end on the first to occur of the immediately following March 31, June 30, September 30 and December 31.

“Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year under this Agreement shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

“Change of Control” means, with respect to a person, the consummation of any transaction or series of transactions which results in (a) the sale, conveyance, exchange or transfer  of at least 50% of the Equity Interests in such person entitled to vote generally in an election of directors (or similar governing persons) as part of or immediately after the consummation of such transaction or transactions, or (b) the sale or disposition of all or substantially all of the assets of such person as part of or immediately after the consummation of such transaction or transactions.

“Company Business” means the Company’s business of Exploiting, Developing and Manufacturing, or causing to be Exploited, Developed and Manufactured, the Compound and Products.

“Company Intellectual Property” means all (a) Owned Intellectual Property and (b) Intellectual Property (including, as applicable, Product-Specific Manufacturing Technology) that is licensed to the Company or any of its affiliates by a Third Party and that is used primarily in, or relates primarily to, the Company Business.

“Compound” means [***].

“Contract” means any unexpired leases, subleases, licenses, bonds, debentures, notes, mortgages agreements, contracts or other legally binding instruments, agreements or understandings.

“Develop” and “Development” means any and all research and development activities for any compound or product, including activities related to research, pre-clinical and other non-clinical testing, test method development, toxicology, formulation, Manufacturing process development, scale-up, qualification and validation, human clinical trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities related to obtaining or maintaining regulatory approval for any compound or product.

“Diligent Efforts” means the performance of obligations or tasks in a continuous, sustained manner consistent with reasonable best practices and standards (for the period prior to the First Commercial Sale) or commercially reasonable practices and standards (for the period beginning upon the First Commercial Sale) in the pharmaceutical industry for the development or commercialization of a product having similar technical and regulatory factors and similar market potential, profit potential and strategic value (in each case, for a company with similar attributes to Purchaser), and that is at a similar stage in its development or product life cycle, in

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

each case based on conditions then prevailing and without regard to (a) any competitive internal program of Purchaser and (b) any amounts payable or that may become payable to Seller under this Agreement.

“Drug Approval Application” means an Investigational New Drug Application or a New Drug Application (each as defined in the FDCA), or any corresponding foreign application, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable regulatory authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure.

“Employee Benefit Plan” means (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to any non-officer employee, and loans to officers and directors, in each case that was made by the Company and is currently outstanding, and any stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, profit sharing, savings, deferred compensation, equity compensation or incentive plans, programs, agreements or arrangements, (iv) other material fringe or employee benefit plans, programs, agreements or arrangements, (v) any current or former offer letters or employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of the Company, in each case, to the extent currently effective or sponsored by the Company or any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, or with respect to which the Company or any ERISA Affiliate has or may have any current or future liability (whether current or contingent), and excluding the payment of regular wages or salary in the ordinary course of business, and (vi) all plans, programs, agreements and arrangements provided to any current or former director, officer, employee or consultant of the Company employed in a jurisdiction outside the U.S.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each case, in writing) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from circumstances that would reasonably be expected to form the basis of any liability under any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws regulating pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including Laws regulating (i) emissions, discharges, releases or threatened releases of, or exposure to, material, substance, chemical, or waste (or combination thereof) that (A) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil,

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

or words of similar meaning or effect under any Law regulating pollution, waste, or the environment or (B) would reasonably be expected to form the basis of any liability, in each case, under any Law regulating pollution, waste, or the environment, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such material, substance, chemical, or waste (or combination thereof) described in clause (i), and (iii) record keeping, notification, disclosure and reporting requirements regarding any such material, substance, chemical, or waste (or combination thereof) described in clause (i).

“Equity Interests” means, with respect to a person, the common, preferred or other equity of such person, the voting securities of such person entitled to vote generally in an election of directors (or similar governing persons) of such person or any non-voting equity securities of such person.

“Exploit” and “Exploitation” means to make, have made, Manufacture, import, export, use, sell, offer for sale, have sold, Develop, commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of.

“First Commercial Sale” means the first commercial purchase and sale for monetary value of any Product to any Third Party for use by consumers and not in connection with any clinical trial or test conducted in connection with the Manufacturing Process (other than any licensee or sublicensee of Purchaser or any of its affiliates) after the Closing Date.

“Governmental Authorization” means federal, state, county, local or foreign governmental consents, licenses, permits, grants, or other authorizations of a Governmental Entity.

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all liabilities secured by an express security interest in any property and (d) all guarantee obligations of the foregoing.

“Insolvency Event” means, with respect to a person: (a) a voluntary case or proceeding under any applicable bankruptcy, insolvency, or other similar Law is commenced by such person, or such person consents to the entry of an order for relief in an involuntary case or proceeding under any such Law or against such person, or such person consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator, supervisor, rehabilitator (or other similar official) of such person or for any material portion of such person’s assets and properties, or such person makes a general assignment for the benefit of creditors, or such person fails generally to pay, or admits in writing its inability to pay, its debts as they become due or takes any corporate action in furtherance of the foregoing; (b) the commencement of an involuntary case or proceeding under any applicable bankruptcy, insolvency, or other similar Law against such person, and such case or proceeding is not dismissed within 60 days; (c) the entry by a Governmental Entity having jurisdiction over such person of a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator, supervisor, rehabilitator (or similar official) for such person or for any

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

material portion of such person’s assets and properties, or ordering the winding-up, supervision, or liquidation of such person’s affairs; or (d) the taking of any formal action by such person, its board of directors (or similar governing body) or holders of its voting securities authorizing any of the foregoing.

“Intellectual Property” means all (a) Patents, (b) Trademarks, (c) copyrights, including all copyright registrations and applications, (d) domain name registrations, and (e) trade secrets, inventions, rights in research and development, know-how, discoveries, improvements, formulas, compositions, commercially practiced processes, technical data, designs, drawings and specifications.

“Knowledge” means the actual knowledge after reasonable inquiry of the persons set forth in Section 10.05(b)(i) of the Seller Disclosure Schedule.

“License Agreement” means that certain license and development agreement between Seller and the Company dated January 28, 2008.

“made available” means, with respect to any document, that such document (together with any amendments or modifications thereto) was in the electronic data room or was furnished to Purchaser or its Representatives by Seller or any of its affiliates or Representatives at any time prior to 5:00 p.m. (Eastern Time) on the second Business Day prior to the date of this Agreement  or, with respect to any Company Contract entered into during the Pre-Closing Period, 5:00 p.m. (Eastern Time) on the second Business Day prior to the Closing Date.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, and shipping and holding (prior to distribution) of pharmaceutical products, medical products, biologics or biopharmaceuticals, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

“Manufacturing Technology” means any data, information and know-how that (a) is not generally known, (b) is controlled by Seller or its affiliates as of the Closing Date, and (c) is necessary or useful to Manufacture the Compound or the Product; provided, that if any such data, information or know-how included in Manufacturing Technology becomes publicly disclosed (other than as a result of any disclosure by Purchaser or its affiliates in breach of Purchaser’s obligations under Section 5.03), such data, information or know-how shall no longer be deemed Manufacturing Technology.

“Material Adverse Effect” means any event, change, occurrence or effect that has a material adverse effect on the Company Business, taken as a whole; provided, however, that, except as provided in the parentheticals in the following clauses (iv) and (vii), none of the following, and no effect, change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a Material Adverse Effect: (i)  (A) any action taken by Seller or any of its affiliates to the extent such action is required by the terms and conditions of this Agreement, (B) the failure to take any action that Seller or any of its affiliates

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

have requested the consent of Purchaser to take and with respect to which Purchaser did not grant its consent or (C) any other action by Seller, any of its affiliates, or the Company (1) which Purchaser has expressly requested or (2) to which Purchaser has consented in writing; (ii) any event, change, occurrence or effect affecting the industry, industry sectors or any geographic markets in which the Company operates generally or the United States or worldwide economy generally or the securities, syndicated loan, credit or other financial markets generally, including changes in interest or exchange rates;  (iii) political or regulatory conditions (including changes with respect to pricing or reimbursement by any insurance provider or other commercial entity or any governmental payor, including the worsening of any existing conditions); (iv) any delay or failure of the Company to obtain approval from any Governmental Entity for the Development or Manufacture of the Compound or Exploitation of any Product in any geographic area where the Compound is not Developed or Manufactured or such Product is not Exploited (as applicable), (but the underlying reason for such delay or failure may be considered, except as otherwise provided in this definition); (v) changes in the pharmaceutical product coverage or reimbursement policies, practices or procedures of Medicare or Medicaid or industry-wide by other Third Party payors; (vi) any natural disaster or pandemic or any acts of terrorism, sabotage, military action or war (whether or not declared), or any escalation or worsening thereof, or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis; (vii) any failure of the Company to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets (but the underlying reason for the failure to meet such forecasts, projections, predictions, guidance, estimates, milestones or budgets may be considered, except as otherwise provided in this definition); (viii) the negotiation or execution of this Agreement or any Ancillary Agreement or the announcement or pendency or consummation of the Acquisition or a potential transaction involving the Company, including any litigation or any loss of, or impact on the relationship of the Company with, any employees, partners, suppliers, regulators or licensees; (ix) any acts or omissions of Purchaser or any of its affiliates; (x) any change or prospective change in Laws or GAAP (or the applicable accounting standards in any jurisdiction outside of the United States) or the enforcement thereof or (xi) any delay in consummating the Acquisition as a result of (A) any violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement or (B) the institution of any Proceeding challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement or the Ancillary Agreements; provided, further, that with respect to a matter described in any of clauses (ii), (iii), (v), (vi) and (x), such event, change, occurrence or effect may be taken into account in determining whether there has been a Material Adverse Effect only to the extent such event, change, occurrence or effect has a materially disproportionate adverse effect on the Company or the Company Business relative to other persons operating businesses similar to the Company Business in the geographic areas in which the Company operates (and only to the extent of such materially disproportionate adverse effect).

“Net Sales” means, with respect to the Products, the aggregate gross amount billed or invoiced by all Payment Obligors to Third Parties (including distributors but excluding other Payment Obligors) for the sale of the Products worldwide (the “Territory”), less the sum of the following, each to be determined based on reasonable estimates (without duplication):

(a)       trade, cash, quantity and prompt settlement discounts;

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

(b)       taxes on sales (such as sales, value added, or use taxes) and customs and excise duties and other taxes or duties to the extent added to the sale price and set forth separately as such in the total amount invoiced or charged (but not including taxes assessed against the income of the applicable Payment Obligor derived from such sale);

(c)       freight, insurance, and other transportation charges, as well as any fees for services provided by wholesalers and warehousing chains to the extent related to the distribution of the Products;

(d)       allowances or credits given on account of returns, rejections, defects or recalls (including due to spoilage, damage or expiration of useful life);

(e)       price reductions, write-offs (retroactive or otherwise including for bad debt), shelf stock adjustments on customer inventories following price changes, chargeback payments, reimbursements, and rebates actually given, paid, accrued or credited in connection with the sale of the Products, including amounts repaid or credited to (i) end users pursuant to rebate programs, (ii) governmental entities or (iii) managed care organizations; provided, however, that if any amounts are written off, but subsequently collected, such subsequent collections shall be included in Net Sales in the Calendar Year in which such subsequent collections are made;

(f)       the portion of administrative fees paid or accrued during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the Products;

(g)       distribution fees to the extent payable for the distribution of the Products;

(h)       that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act that is reasonably allocable to sales of the Product, based on the proportion of sales of the Products by Purchaser to the United States Government as compared to sales of all products (including the Products) by Purchaser to the United States Government; and

(i)        any other similar and customary deductions that are consistent with GAAP.

To the extent any of the foregoing are based upon estimates in any given Calendar Year, any changes in such estimates shall be applied in the Calendar Year in which such changes are made, in accordance with GAAP.

Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) the distribution of promotional samples of the Products, or (ii) Products provided for trials, research purposes, or charitable or compassionate use purposes.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Purchaser’s existing

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

allocation method; provided, that any such allocation shall be done in accordance with applicable Law, including any price reporting Laws.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of the Purchaser, which must be in accordance with GAAP, consistently applied, to the maximum extent consistent with the foregoing.

“Note” means the Promissory Note executed by the Company in favor of Seller, in substantially the form attached hereto as Exhibit C.

“Ongoing Trial” means the ongoing clinical trials that are being conducted by or on behalf of Seller or any of its affiliates (including the Company) with respect to the use of Avatrombopag maleate for the treatment of thrombocytopenia in patients with chronic liver disease undergoing an elective procedure under study protocol numbers E5501-G000-310 and E5501-G000-311.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company and (b) all Intellectual Property (including, as applicable, Product-Specific Manufacturing Technology) that is (i) owned by Seller or any of Seller’s or the Company’s affiliates and (ii) used primarily in, or held for primary use in, the Company Business.  For the avoidance of doubt, Owned Intellectual Property shall exclude any Intellectual Property that is owned by Seller or an affiliate of the Company or Seller and that is not used primarily in, or held for primary use in, the Company Business.

“Patents” means all issued patents and all applications, including all provisionals, non-provisionals, converted provisionals, requests for continued examination, continuations, divisionals, continuations-in-part, substitutions, additions, reexaminations and reissues, oppositions, inter partes review, post-grant review and all rights in respect of utility models and certificates of invention, and all extensions, restorations, supplemental protection certificates and renewals of any of the foregoing.

“Payment Obligor” means (i) Purchaser, (ii) each affiliate of Purchaser (or of another Payment Obligor) to which Purchaser (or such other Payment Obligor) has granted any license, sublicense, distribution or other rights to Exploit the Compound or any Product, and (iii) each Third Party to which Purchaser or any affiliate of Purchaser has granted any license or sublicense to Exploit the Compound or any Product.

“Permitted Liens” means (i) such Liens as are set forth in Section 10.05(b)(ii) of the Seller Disclosure Schedule, (ii) Liens for Taxes and other governmental charges that are not yet due, and (iii) rights or interests of a licensor or licensee (or sublicensor or sublicensee) evident on the face of a license (or sublicense) that is listed or referred to in in Section 3.09(c) of the Seller Disclosure Schedule, and (iv) other imperfections of title, licenses or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Company Business.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

“Proceeding” means any suit, formal charge, complaint, action, hearing or proceeding, whether judicial or administrative, before any Governmental Entity or arbitrator.

“Product” means (a) any product containing the Compound, whether as a sole active ingredient or in any combination with other active ingredients, and (b) any line extensions, synthetic versions, other administration forms, presentations, dosages, formulations, back-ups, improvements or next generation products for or of any such product.

“Product-Specific Manufacturing Technology” means Manufacturing Technology that relates solely to the Compound or Products.

“Related Party” means (i) Seller, (ii) any affiliate of the Company or Seller, (iii) any director, officer, employee or shareholder of the Company, Seller, or any affiliate of the Company or Seller, or (iv) a family member of any such person described in the preceding clause (iii).

“Representatives” means, as to any person, such person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Restricted Business” means the Exploitation of (a) [***] (i) [***] or (ii) [***], or (b) [***] (i) [***] or (ii) [***].

“Security Agreement” means the Security Agreement, in substantially the form attached hereto as Exhibit D.

“Seller Manufacturing Technology” means any Manufacturing Technology other than Product-Specific Manufacturing Technology.

“Specified Representations” means the representations and warranties of Seller set forth in Section 3.01 (Organization), Section 3.02 (Authority; Execution and Delivery; Enforceability), the first sentence of Section 3.04 (The Company), Section 3.08(a) (Title to Shares) and Section 3.22 (Brokers and Finders).

“Subject Jurisdictions” shall mean the United States, all countries within the European Union, Japan, the People’s Republic of China, the Republic of Korea, the Republic of China (Taiwan), Canada and Australia.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests entitled to vote generally in an election of directors (or similar governing persons) of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

“Third Party” means any person other than Seller, Purchaser and their respective affiliates and permitted successors and assigns.

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

“Trademark(s)” mean(s) any trademark, trade dress, service mark, trade name, product configuration, logo or business symbol, whether or not registered, and all goodwill associated therewith and symbolized thereby.

“Transition Services Agreement” means the Transition Services Agreement, in substantially the form attached hereto as Exhibit A.

SECTION 10.06.                 Limitation on Damages.  Notwithstanding anything to the contrary contained in this Agreement (including in Article VIII or Article IX), to the maximum extent permitted by Law, in no event shall either Party be liable in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated hereby for special, indirect, incidental, exemplary, punitive or consequential damages of the other Party or any of its affiliates (including the Company), for lost or anticipated profits, revenues or opportunities of the other Party or the Company, or for any damages calculated by reference to a multiplier of revenue, profits, EBITDA or similar methodology, whether or not caused by or resulting from the actions of such Party or the breach of its covenants, agreements, representations or warranties hereunder and whether or not based on or in warranty, contract, tort (including negligence or strict liability) or otherwise (collectively, “Excluded Losses”), in the case of each of the foregoing exclusions in this Section 10.06, except to the extent recovered in a Third Party Claim or claim for actual fraud.

SECTION 10.07.                 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

SECTION 10.08.                 Governing Law.  This Agreement, the negotiation, execution or performance of this Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the Laws of the State of Delaware, without reference to its conflicts of law principles that would result in the application of the substantive Law of any other jurisdiction.

SECTION 10.09.                 Jurisdiction.  Each Party irrevocably agrees that any action, suit or proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall (subject to Section 10.13) be brought exclusively in the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and the appellate courts having jurisdiction thereover (collectively, the “Chosen Courts”), and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the Chosen Courts in personam with respect to any such proceeding and waives to the fullest

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

extent permitted by Law any objection that it may now or hereafter have that any such proceeding has been brought in an inconvenient forum.

SECTION 10.10.                 Service of Process.  Each of the Parties consents to service of any process, summons, notice or document which may be served in any proceeding in the Chosen Courts, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 10.04, to such Party’s address set forth in Section 10.04.

SECTION 10.11.                 Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11.

SECTION 10.12.                 Amendments and Waivers.  This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance.  No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

SECTION 10.13.                 Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Closing) in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that, subject to Section 1.08(c) and Section 8.06, (a) each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Chosen Court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement.  Subject to Section 8.06 and the preceding sentence, the Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.  The Parties acknowledge and agree that either Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with, and to the extent permitted by, this Section 10.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 10.14.                 Joint Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.15.                 Fulfillment of Obligations.  Any obligation of either Party to the other Party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

SECTION 10.16.                 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

SECTION 10.17.                 Entire Agreement.  This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule, the Confidentiality Agreement, the Ancillary Agreements and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

SECTION 10.18.                 No Recourse.  Notwithstanding, anything to the contrary in this Agreement, except in the case of actual fraud, no past, present or future Representative, incorporator, member, partner or stockholder of either Party or any of its affiliates shall have any liability, whether based on warranty, in contract, in tort (including negligence or strict liability) or otherwise, for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of or by reason of the Acquisition, including any alleged non-disclosure or misrepresentations made by any such persons.

[Signature page follows]

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

EISAI INC.

by:	/s/ Yuji Matsue
	Name:	Yuji Matsue
	Title:	Chairman & CEO

PBM AKX HOLDINGS, LLC

by:	/s/ Paul B. Manning
Name:
Title:

[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment requested under 17 C.F.R. Sections 200.80(b)(4) and  230.406.